UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CATHAY GENERAL BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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777 NORTH BROADWAY LOS ANGELES, CALIFORNIA 90012

To Our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Cathay General Bancorp. The meeting will be held on Monday, May 12, 2014, at 5:00 p.m., local time, at 9650 Flair Drive, El Monte, California 91731.

At the meeting, you will be asked to elect four Class III directors to serve until 2017, to vote on an advisory (non-binding) proposal to approve our executive compensation, to vote on an advisory (non-binding) proposal on the frequency of future advisory votes on executive compensation, and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year.

Your vote is very important. Whether or not you expect to attend the annual meeting in person, we encourage you to cast your vote by telephone or, if you prefer, by completing, signing, and returning your proxy card in the accompanying return envelope. Specific instructions for voting by telephone are stated on the proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares. Your cooperation is appreciated since a majority of the outstanding shares of our common stock must be represented, either in person or by proxy, for us to transact business at the meeting.

We look forward to seeing you at the meeting.

Sincerely yours,

Dunson K. Cheng

Chairman of the Board,

President, and Chief Executive Officer

Los Angeles, California

April 10, 2014

777 NORTH BROADWAY LOS ANGELES, CALIFORNIA 90012

Notice of Annual Meeting of Stockholders

to be Held on May 12, 2014

Notice is hereby given that the annual meeting of stockholders of Cathay General Bancorp will be held on Monday, May 12, 2014, at 5:00 p.m., local time, at our offices located at 9650 Flair Drive, El Monte, California 91731, for the following purposes:

1.	To elect four Class III directors to serve until the 2017 annual meeting of stockholders and their successors have been elected and qualified;

2.	To vote on an advisory (non-binding) proposal to approve our executive compensation;

3.	To vote on an advisory (non-binding) proposal on the frequency of future advisory votes on executive compensation;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year; and

5.	To transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed April 1, 2014, as the record date for the meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the meeting.

Please cast your vote by telephone or by completing, signing, and returning your proxy card in the accompanying return envelope. If you mail the envelope in the United States, it does not require postage. It is important that you vote by telephone or by returning your proxy card promptly even if you plan to attend the annual meeting in person.

We invite you to attend the meeting in person. If you attend, you may choose to vote in person at the meeting. If you do so, your prior voting instructions will be disregarded.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 12, 2014. This proxy statement and Cathay General Bancorp’s Annual Report for the year ended December 31, 2013 are also available electronically at https://www.cathaybank.com/Cathay-General/Annual-Meeting-Materials and will remain available on the website through the conclusion of the meeting of stockholders.

By Order of the Board of Directors,

Perry Oei

Secretary

Los Angeles, California

April 10, 2014

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary is designed as an aid and does not contain all of the information that you should consider in deciding how to vote. As such, you should read this entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Date and Time: Record Date:	Monday, May 12, 2014, 5:00 p.m. local time April 1, 2014	Place:	Cathay Bank Corporate Center 9650 Flair Drive, El Monte, California 91731
Voting:	Holders of record of our common stock at the close of business on the record date.	Attendance:	Stockholders and their duly appointed proxies may attend the meeting.

Proposals and Voting Recommendations

Proposal	Board Recommendation	Page
1. Election of Directors	FOR EACH NOMINEE	6
2. Advisory (Non-Binding) Vote to Approve our Executive Compensation	FOR	47
3. Advisory (Non-Binding) Vote on the Frequency of Future Advisory Votes on Executive Compensation	EVERY YEAR	48
4. Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR	49

Proposal One—Election of Directors

The first proposal is to elect four Class III directors to serve until the 2017 annual meeting of stockholders and their successors have been elected and qualified. The following table provides summary information about each nominee.

Name of Nominee	Age	Principal Occupation	Director Since
Nelson Chung	61	President of Pacific Communities Builder, Inc.	2005
Felix S. Fernandez	63	Retired Banker	2013
Patrick S.D. Lee	79	Retired Real Estate Developer	1990
Ting Y. Liu	77	Retired Investor	2003

Proposal Two—Advisory (Non-Binding) Vote to Approve our Executive Compensation

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), enables our stockholders to vote to approve, on a non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission. Accordingly, the Board of Directors is submitting the following proposal for stockholder consideration:

“RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement, is hereby APPROVED.”

Proposal Three—Advisory (Non-Binding) Vote on the Frequency of Future Advisory Votes on Executive Compensation

As described above in Proposal Two, our stockholders have the opportunity to cast an advisory vote on the compensation of our Named Executive Officers as disclosed in this proxy statement. Section 14A of the Exchange Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers. When voting on Proposal Three, our stockholders may indicate whether they would prefer an advisory vote on executive compensation to be held every year, every other year, or every three years, or they may abstain.

Proposal Four—Ratification of the Appointment of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2014 fiscal year. Although ratification is not legally required, we are submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

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777 NORTH BROADWAY LOS ANGELES, CALIFORNIA 90012

Proxy Statement

Annual Meeting of Stockholders

May 12, 2014

The Board of Directors of Cathay General Bancorp (the “Board”) is furnishing this proxy statement to the holders of record of our common stock to solicit proxies for use at our 2014 annual meeting of stockholders and any adjournments or postponements of the meeting. In this proxy statement, “Bancorp,” “we,” “us,” and “our” refer to Cathay General Bancorp, a Delaware corporation. This proxy statement and the enclosed proxy card were first mailed to stockholders on or about April 10, 2014.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting? At the meeting, our stockholders will be asked to:

1.	Elect four Class III directors to serve until the 2017 annual meeting of stockholders and their successors have been elected and qualified;

2.	Vote on an advisory (non-binding) proposal to approve our executive compensation;

3.	Vote on an advisory (non-binding) proposal on the frequency of future advisory votes on executive compensation;

4.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year; and
5.	Transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

When and where will the annual meeting be held? The annual meeting will be held on May 12, 2014, at 5:00 p.m., local time, at our offices located at 9650 Flair Drive, El Monte, California 91731.

Who can attend the annual meeting? All stockholders and their duly appointed proxies may attend the meeting.

INFORMATION ABOUT VOTING AND PROXIES

Who is entitled to vote at the annual meeting? The Board has fixed April 1, 2014, as the record date for the meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the meeting. On the record date, 79,619,558 shares of our common stock were outstanding.

How many shares must be present to transact business at the meeting? The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock is necessary to transact business at the meeting. Abstentions and broker non-votes will be counted as present for this purpose. If the shares represented at the meeting are not sufficient to transact business, we may adjourn or postpone the meeting to permit the further solicitation of proxies.

What are broker non-votes? The term “broker non-votes” generally refers to shares that are held by a broker or other nominee in its name for the benefit of its clients but that cannot be voted because the broker or nominee is precluded from voting on certain matters and has not received voting instructions from the beneficial owner on those matters.

How many votes am I entitled to? Each stockholder of record is entitled to one vote for each share of our common stock registered in the stockholder’s name. Shares may not be voted cumulatively for the election of directors or otherwise.

What is the difference between a “stockholder of record” and a “beneficial owner?” These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, then you are a “stockholder of record” of those shares. As a stockholder of record, you have the right to vote by telephone, by proxy, or in person at the meeting.

If your shares are held in an account by a broker, bank, trust company, or other similar organization, then you are a “beneficial owner” of those shares and the organization holding your shares is considered the “stockholder of record” for purposes of voting at the meeting. If you are a beneficial owner, you have the right to direct the organization holding your shares on how to vote the shares held in your account.

How do I vote my shares? If you are a stockholder of record, you may vote your shares by telephone, by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-prepaid envelope, or by attending the meeting and voting in person. If you vote by telephone or properly complete the proxy card and we receive it before the voting, your shares will be voted as you direct. Even if you plan to attend the meeting in person, we encourage you to cast your vote by telephone or, if you prefer, by completing, signing, dating, and returning the proxy card. Specific instructions for voting by telephone are stated on the proxy card.

If you are a beneficial owner, you have the right to direct the organization holding your shares on how to vote the shares held in your account. If you wish to vote in person at the meeting, you must obtain a valid proxy from the organization holding the shares giving you the right to vote at the meeting. If you hold your shares in a brokerage account and do not give voting instructions to your broker on proposals that are considered “non-routine,” your broker cannot vote them for you and your shares will be treated as broker non-votes. At the meeting, Proposal Four (Ratification of the Appointment of Independent Registered Public Accounting Firm) involves matters that we believe will be considered “routine,” while Proposal One (Election of Directors), Proposal Two (Advisory (Non-Binding) Vote to Approve Our Executive Compensation), and Proposal Three (Advisory (Non-Binding) Vote on the Frequency of Future Advisory Votes on Executive Compensation) involve matters that we believe will be considered “non-routine.” Therefore, it is important that you provide voting instructions for all proposals.

What if I don’t vote for some of the items listed in this proxy statement? If you are a stockholder of record and return your signed proxy card, or vote by telephone, the proxy holders will vote your shares, with respect to the items without specific voting instructions, according to the recommendations of the Board. The Board has designated Dunson K. Cheng, Peter Wu, and Anthony M. Tang, and each of them individually, with power of substitution, as proxy holders.

May I change my vote? Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by filing a written notice of revocation with our Secretary, by delivering to our Secretary a later signed and dated proxy card, or by a later dated vote by telephone. The deadline to vote by telephone is 11:59 p.m., Eastern Time, on May 11, 2014. You may also revoke your proxy if you are present at the meeting and vote in person. Attendance at the meeting will not cause any previously granted proxy to be revoked unless you specifically make that request. Unless you decide to attend the meeting and vote in person, we recommend that you change or revoke your prior instructions in the same manner as you originally gave them and provide enough time for the new voting instructions to reach us before the meeting begins. Once the meeting begins, you may only change or revoke your proxy in person.

How are the shares held by the Cathay Bank Employee Stock Ownership Trust (ESOPT) voted? Each participant of the ESOPT has the power to direct the vote of the shares allocated to him or her by providing instructions to the administrator of the ESOPT. The administrator, which is a management level committee, has the sole power to vote the shares allocated to any participant who does not specify any voting directions and to vote any unallocated shares held by the ESOPT.

How does the Board recommend that I vote? The Board unanimously recommends that you vote your shares as follows:

•	FOR EACH NOMINEE as Class III directors as specified under Proposal One,

•	FOR the advisory (non-binding) proposal to approve our executive compensation as specified under Proposal Two,

•	CHOOSE on the advisory (non-binding) proposal on the frequency of future advisory votes on executive compensation to be EVERY YEAR as specified under Proposal Three, and

•	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm as specified under Proposal Four.

What is the vote required to elect directors and approve the other proposals?

Proposal One (Election of Directors)

In February 2014, the Board amended our bylaws to provide for majority voting in uncontested elections and plurality voting in any election that is contested. Thus, in this election, the nominees receiving a majority of votes cast at the meeting will be elected as directors. A majority of votes cast means the number of votes cast “for” the director’s election exceeds the number of votes cast “against” that director’s election. Abstentions and broker non-votes will not count as either “for” or “against” votes, so abstentions and broker non-votes will have no effect on the election of a director. If an incumbent director nominee fails to receive the requisite vote in an uncontested election, that director must offer to resign. Our Nomination and Governance Committee and the Board will then act on the tendered offer to resign in the best interest of the Bancorp.

Proposal Two (Advisory (Non-Binding) Vote to Approve our Executive Compensation)

The affirmative vote of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve Proposal Two. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal. Broker non-votes will not affect the outcome of the advisory vote. The results of this voting are not binding on the Board.

Proposal Three (Advisory (Non-Binding) Vote on the Frequency of Future Advisory Votes on Executive Compensation)

For Proposal Three, you may indicate whether you would prefer a vote on executive compensation every year, every other year, or every three years, or you may abstain from voting. Whichever of every year, every other year, or every three years receives the highest number of votes cast will be the frequency selected by our stockholders. Abstentions and broker non-votes will not affect the outcome of the advisory vote. The results of this voting are not binding on the Board.

Proposal Four (Ratification of the Appointment of Independent Registered Public Accounting Firm)

The affirmative vote of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve Proposal Four. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal. Broker non-votes will not affect the outcome of the vote.

Who will serve as inspector of elections? The inspector of elections for the meeting will be a representative of American Stock Transfer and Trust Company. Under Delaware law, the inspector of elections will pass on the proxies and ballots submitted and may consider evidence deemed to be reliable to reconcile proxies and ballots submitted by or on behalf of banks, brokers, their nominees, or similar persons that represent more votes than the holder of a proxy is authorized by the stockholder of record to cast, or more votes than the stockholder holds of record.

What happens if additional matters are presented at the meeting or a nominee is unable to serve as a director? As of the date of this proxy statement, the Board knows of no matters to be brought before the meeting other than the proposals specifically listed in the notice of annual meeting of stockholders.

Nevertheless, if further business is properly presented, the proxy holders named in the enclosed proxy card will vote the shares in their discretion in accordance with their best judgment.

If any nominee for director named in this proxy statement becomes unavailable for any reason, or if any vacancy on the Board occurs before the election, the shares represented by any proxy voting for that nominee will be voted for the person who may be designated by the Board to replace the nominee or to fill that vacancy on the Board. However, at the date of this proxy statement, the Board does not believe that any nominee will be unavailable or that any vacancy will occur.

How will proxies be solicited and who will pay for the solicitation? We will pay the cost of this solicitation of proxies. In addition to use of the mail,

the officers, directors, and employees of Bancorp and its subsidiaries may solicit proxies personally or by telephone, facsimile, or electronic means. These individuals will not be specially compensated for these solicitation activities. Arrangements will also be made with brokerage firms and certain other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable expenses incurred in forwarding these materials.

What happens if the meeting is adjourned or postponed? Your proxy will remain valid and the shares may be voted at any adjourned or postponed meeting. You will still be able to change your vote or revoke your proxy until the voting occurs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on the contents of reports filed with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we believe the entities listed below are the only beneficial owners of more than five percent of our common stock as of April 1, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock Beneficially Owned 1/
FMR LLC	7,346,335	2/	9.23%
245 Summer Street, Boston, MA 02210
BlackRock, Inc.	6,875,810	3/	8.64%
40 East 52nd Street, New York, NY 10022
The Vanguard Group, Inc.	4,268,761	4/	5.36%
100 Vanguard Blvd., Malvern, PA 19355
State Street Corporation	4,112,712	5/	5.17%
State Street Financial Center, One Lincoln Street, Boston, MA 02111
Dimensional Fund Advisors LP	4,011,621	6/	5.04%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746

1/	The ownership percentage is determined by dividing the number of shares shown in this table by the 79,619,558 shares of Bancorp common stock outstanding as of April 1, 2014.

2/

All information regarding FMR LLC is based on an amendment to Schedule 13G filed with the SEC on February 14, 2014. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, was the beneficial owner of 7,334,775 of the shares indicated as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by these investment companies, which power resides with their boards of trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by these boards of trustees. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 11,560 of the shares indicated as a result of serving as investment manager of various institutional accounts. Edward C. Johnson 3d and FMR LLC each has sole dispositive and voting power over the 11,560 shares owned by these institutional accounts.

3/

All information regarding BlackRock, Inc. is based on an amendment to Schedule 13G filed with the SEC on January 28, 2014. BlackRock, Inc., a parent holding company, reported that through its subsidiaries, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, Blackrock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC, it had sole dispositive power over all the shares indicated and sole voting power over 6,606,789 shares.

4/

All information regarding The Vanguard Group, Inc. is based on an amendment to Schedule 13G filed with the SEC on February 12, 2014. The Vanguard Group, Inc., an investment adviser, reported that it had sole dispositive power over 4,159,403 of the shares indicated, shared dispositive power over 109,358 shares, and sole power to vote 114,992 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 109,358 of the shares indicated as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 5,634 of the shares indicated as a result of its serving as investment manager of Australian investment offerings.

5/

All information regarding State Street Corporation is based on the Schedule 13G filed with the SEC on February 3, 2014. State Street Corporation, a parent holding company, reported that through its investment advisory subsidiaries, State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd., State Street Global Advisors, Australia Limited, and State Street Global Advisors, Asia Limited, had shared dispositive power and shared voting power over all of the shares indicated.

6/

All information regarding Dimensional Fund Advisors LP is based on an amendment to Schedule 13G filed with the SEC on February 10, 2014. Dimensional Fund Advisors LP, an investment advisor, reported that it had sole dispositive power over all of the shares indicated, and sole power to vote 3,902,025 shares. It furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In certain cases, its subsidiaries may act as advisor or sub-advisor to certain of these funds. In its role as investment advisor, sub-advisor, and/or manager, it may be deemed to be the beneficial owner of the shares held by these funds, but the shares are owned by the funds and it disclaims beneficial ownership of such shares.

As of April 1, 2014, our directors and executive officers as a group beneficially owned approximately 7,812,529 shares of our common stock. The individual security ownership of our directors and named executive officers can be found in “Security Ownership of Nominees, Continuing Directors, and Named Executive Officers.” Our directors and executive officers have informed us that they intend to vote according to the recommendations of the Board.

As of April 1, 2014, the Cathay Bank Employee Stock Ownership Trust (the “ESOPT”) held approximately 1,143,042 shares of our common stock. Shares of our common stock beneficially owned by the ESOPT have been allocated among the participants of the Cathay Bank Employee Stock Ownership Plan. Each participant has the power to direct the vote of his or her allocated shares. The ESOPT is administered by a management level committee, which consists of Dunson K. Cheng, Peter Wu, and Anthony M. Tang. It has the sole power to vote allocated shares of any participant who does not specify any voting instructions. It also has the sole power to vote and dispose of all unallocated shares of our common stock that are beneficially owned by the ESOPT. As of April 1, 2014, there were approximately 2,254 unallocated shares.

PROPOSAL ONE

ELECTION OF DIRECTORS

Under our certificate of incorporation and bylaws, the Board may consist of between three and 25 directors, and the number within the range may be changed from time to time by the Board. The Board currently consists of 12 directors, each of whom is also a director of Cathay Bank, a California-chartered bank and wholly-owned subsidiary of Bancorp.

The Board has three classes of directors and our bylaws provide that the number of directors in each class should be as nearly equal in number as possible. The term of office of each class of directors is three years. The current term of the Class III directors will expire at the 2014 annual meeting of stockholders and, if elected at the 2014 annual meeting, the new term will expire at the 2017 annual meeting of stockholders. The current term of the Class I directors will expire at the 2015 annual meeting of stockholders. The current term of the Class II directors will expire at the 2016 annual meeting of stockholders.

Stockholders are being asked to elect four Class III directors. The Class III directors will hold office until the 2017 annual meeting of stockholders and their successors have been elected and qualified. The Board, based on the recommendation of the Nomination and Governance Committee and the unanimous vote of all independent directors of the Board, has nominated Nelson Chung, Felix S. Fernandez, Patrick S.D. Lee, and Ting Y. Liu to serve as Class III directors. All of the nominees are currently directors of Bancorp and Cathay Bank, and have served continuously in these capacities since the dates indicated in the table below.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE (NELSON CHUNG, FELIX S. FERNANDEZ, PATRICK S.D. LEE, AND TING Y. LIU) AS CLASS III DIRECTORS.

Security Ownership of Nominees, Continuing Directors, and Named Executive Officers

The following table sets forth:

•	The age of each nominee and director and the periods each has served as a director of Bancorp.

•

Information on the beneficial ownership, as that term is defined under SEC rules and regulations, of shares of our common stock as of April 1, 2014, by each nominee and director, by each executive officer named in the “Summary Compensation

Table” under “Remuneration of Executive Officers” (“Named Executive Officers”), and by all nominees, directors, and executive officers as a group.

Each nominee, director, and executive officer has furnished the information on his or her own beneficial ownership set forth in the following table. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the common stock owned by him or her.

Name	Age	Director of Bancorp Since	Amount and Nature of Ownership of Common Stock		Percentage Ownership of Common Stock 1/
Nominees for Election for the Term Ending in 2017 (Class III):
Nelson Chung	61	2005	28,369	2/	*	/
Felix S. Fernandez	63	2013	1,369		*	/
Patrick S.D. Lee	79	1990	245,799	3/	*	/
Ting Y. Liu	77	2003	394,297	4/	*	/
Directors Currently Serving for the Term Ending in 2015 (Class I):
Michael M. Y. Chang	76	1990	420,223	5/	*	/
Jane Jelenko	65	2012	2,421	6/	*	/
Anthony M. Tang	60	1990	2,317,642	7/	2.84%
Peter Wu **/***/	65	2003	1,116,338	8/	1.37%
Directors Currently Serving for the Term Ending in 2016 (Class II):
Kelly L. Chan	67	1990	411,673	9/	*	/
Dunson K. Cheng ***/	69	1990	2,029,457	10/	2.49%
Thomas C.T. Chiu **/	66	2003	291,682	11/	*	/
Joseph C.H. Poon	67	1990	60,309	12/	*	/
Other Named Executive Officers:
Heng W. Chen	61	—	184,709	13/	*	/
Irwin Wong	65	—	127,125	14/	*	/
Pin Tai	60	—	62,104	15/	*	/
All nominees, directors, and executive officers as a group (18 persons)			7,812,529	16/	9.58	% 17/

*/	Percentage of shares beneficially owned does not exceed one percent.

**/	Thomas C.T. Chiu is a brother-in-law of Peter Wu.

***/	A Named Executive Officer as well as a director.

1/

For each person in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of 79,619,558 shares of Bancorp common stock outstanding as of April 1, 2014, and the number of shares of Bancorp common stock issuable under options exercisable and shares issuable under restricted stock units that will vest within 60 days of April 1, 2014.

2/

Consists of 10,000 shares held by Nelson Chung Defined Benefit Plan, 10,000 shares held by Nelson Chung Pension Plan, and 7,000 shares issuable under options exercisable within 60 days of April 1, 2014.

3/	Consists of 233,930 shares held by Mr. Lee as trustee of the Lee Trust and 10,500 shares issuable under options exercisable within 60 days of April 1, 2014.

4/	Includes 371,664 shares held by the Liu Family Inter Vivo Trust and 10,500 shares issuable under options exercisable within 60 days of April 1, 2014.

5/

Includes 11,084 shares held jointly by Mr. Chang and his spouse, 208,812 shares held by the Michael and Judy Chang Family Trust, 180,000 shares held by his son as to which Mr. Chang disclaims beneficial ownership, and 10,500 shares issuable under options exercisable within 60 days of April 1, 2014.

6/	Consists of 1,052 shares held by the Jelenko-Norris Intervivos Trust.

7/

Includes approximately 1,723,706 shares held by Mr. Tang’s spouse, approximately 89,305 shares held by the ESOPT which have been allocated to Mr. Tang’s account, 126,510 shares issuable under options exercisable and 4,819 shares issuable under restricted stock units that will vest within 60 days of April 1, 2014, and approximately 2,254 unallocated shares held by the ESOPT.

8/

Includes 864,299 shares held by the PACJU, LLC, 216,570 shares issuable under options exercisable and 5,379 shares issuable under restricted stock units that will vest within 60 days of April 1, 2014, and approximately 2,254 unallocated shares held by the ESOPT.

9/

Includes 58,288 shares held by the Kelly and Barbara Chan Living Trust, 9,800 shares held by Mr. Chan’s spouse, 13,140 shares held by his son, 28,096 shares held by Chansons Properties, 200,000 shares held as Trustee of the WHFC Chan Grandchildren’s Sprinkling Trust, and 10,500 shares issuable under options exercisable within 60 days of April 1, 2014.

10/

Includes 445,577 shares held by the Dunson Cheng and Cynthia Cheng Trust, 182,452 shares held by the Dunson Cheng and Cynthia Cheng Nonmarital Shares Trust, approximately 102,838 shares held by the ESOPT which have been allocated to Mr. Cheng’s account, 1,074,604 shares issuable under options exercisable and 11,862 shares issuable under restricted stock units that will vest within 60 days of April 1, 2014, and approximately 2,254 unallocated shares held by the ESOPT.

11/	Consists of 204,961 shares held by the Chiu Family Trust, 69,732 shares held by Dr. Chiu’s Pension Plan, and 10,500 shares issuable under options exercisable within 60 days of April 1, 2014.

12/	Includes 46,440 shares held by the Poon Family Trust and 10,500 shares issuable under options exercisable within 60 days of April 1, 2014.

13/	Includes 129,100 shares issuable under options exercisable and 4,819 shares issuable under restricted stock units that will vest within 60 days of April 1, 2014.

14/

Includes approximately 4,918 shares held jointly by Mr. Wong and his spouse, approximately 16,826 shares held by the ESOPT which have been allocated to Mr. Wong’s account, and 83,580 shares issuable under options exercisable and 3,810 shares issuable under restricted stock units that will vest within 60 days of April 1, 2014.

15/

Includes approximately 789 shares held by the ESOPT which have been allocated to Mr. Tai’s account and 53,460 shares issuable under options exercisable and 3,084 shares issuable under restricted stock units that will vest within 60 days of April 1, 2014.

16/

In addition to the ownership disclosed for the persons identified in the table above, the beneficial ownership of three additional executive officers are included in the total of the table. Executive officers are those individuals designated as such for purposes of Section 16 of the Exchange Act. The total number of shares beneficially owned by all of our directors and executive officers as a group includes 1,860,754 shares issuable under options exercisable and 37,820 shares issuable under restricted stock units that will vest within 60 days of April 1, 2014, approximately 209,759 shares held by the ESOPT that have been allocated to the directors and Named Executive Officers, and approximately 2,254 shares held as unallocated shares by the ESOPT.

17/

The ownership percentage is determined by dividing the number of shares by 81,518,132, which consists of 79,619,558 shares of Bancorp common stock outstanding as of April 1, 2014, and 1,860,754 shares of Bancorp common stock issuable under options exercisable and 37,820 shares issuable under restricted stock units that will vest within 60 days of April 1, 2014.

Security Ownership in Subsidiary

In December 2003, January 2004, and April 2004, Cathay Real Estate Investment Trust (the “REIT”), a subsidiary of Cathay Bank, sold in a private placement a total of 436,760 shares of its 7.0% Series A Non-Cumulative Preferred Shares (the “Series A Shares”) for $100 per share, of which Cathay Bank purchased 349,408 shares. All Series A Shares previously reported as being owned by directors and

Named Executive Officers have been redeemed pursuant to the dissolution of the REIT.

The REIT has also issued Series B Non-Cumulative Preferred Shares (the “Series B Shares”) to Cathay Bank and its employees. Series B Shares pay a non-cumulative annual cash dividend of $25 per share and have a liquidation preference of $250 per share. Holders of Series B Shares do not have voting rights except on proposals that could materially and adversely affect the preferences, voting powers, dividend rights, or other rights and privileges of the Series B Shares. All Series B Shares previously reported as being owned by directors and Named Executive Officers have been redeemed pursuant to the dissolution of the REIT.

Nominees, Continuing Directors, and Named Executive Officers

Set forth below is information concerning each nominee for election as a Class III director, each of the Class I and II directors whose terms have not yet expired, and each other Named Executive Officer. Each of the current directors is also a director of Cathay Bank, a wholly-owned subsidiary of Bancorp. The biographical information set forth below includes the person’s principal occupation, business experience over the last five years, positions held, and the experience, qualifications, attributes, or skills that led the Nomination and Governance Committee and the Board to determine that the person should serve as a director. In addition, they each have satisfied other criteria considered by the Nomination and Governance Committee and the Board in evaluating potential nominees and directors, including intelligence, personal character, integrity, and commitment to the community and Bancorp.

Nominees (Class III)

Nelson Chung is President of Pacific Communities Builder, Inc., which has built more than 4,000 home sites and developed more than 150 communities in Southern California. He received a Master of Urban Design degree and is a licensed architect, general contractor, and real estate broker in California. Mr. Chung has been a Director of Bancorp and Cathay Bank since 2005.

Mr. Chung contributes managerial experience and an extensive knowledge of residential real estate development in Southern California, with which he has been involved for over 30 years. His academic background in urban design and his experience as an architect, general contractor, and real estate broker provide the Board with a unique perspective of the real estate market.

Felix S. Fernandez has served as a leader at Wells Fargo in various capacities for over 15 years. In

2011, he retired as a Corporate Executive Vice President and Regional President of Community Banking for Wells Fargo in the Northern California region, responsible for up to 150 branches, $15 billion in deposits and $1.5 billion in loans, and 2,700 employees. Prior to working at Wells Fargo, Mr. Fernandez served as Executive Vice President of International Business Banking at State National Bank in El Paso, Texas, where he was responsible for the Mexico businesses market, and also served in various positions at Valley National Bank of Arizona (later a part of Chase Bank). Mr. Fernandez has been active in the community and business organizations throughout his career, including affiliations with the United Way, Boys and Girls Club of America, Boy Scouts of America, Bankers Association for Finance and Trade, and the Greater Sacramento Chamber of Commerce. He currently serves on the board of Sacramento State University Enterprise, Inc., Dignity Health Sacramento Service Region Board, Crocker Art Museum, and the California Bankers Association. He received a Master of Business Administration degree, with an emphasis in Finance. Mr. Fernandez has been a Director of Bancorp and Cathay Bank since January 2013.

Mr. Fernandez brings with him valuable skills and diverse experience, along with a leadership record in the banking industry, all of which enhance our Board’s capacity to guide our future growth and development.

Patrick S.D. Lee is the founder and former President of T.C. Construction Corporation, a company involved in the construction and development of commercial and residential real estate in the greater Los Angeles area. Mr. Lee is active in the Los Angeles Chinese-American community and currently serves as a director of the Chinatown Service Center and as an advisor on the Chinese Chamber of Commerce. He was a Trustee of Cathay Real Estate Investment Trust from 2003 to 2013, and has been a Director of Cathay Bank Foundation since 2004. He received a Bachelor of Science degree in Civil Engineering, and has been licensed as a structural engineer, civil engineer, and general contractor. Mr. Lee has been a Director of Cathay Bank since 1983 and of Bancorp since it was formed as a holding company in 1990. He has been serving as the Lead Independent Director of Bancorp since May 2011.

Mr. Lee provides the Board with considerable managerial experience, as well as extensive experience in commercial and residential real estate construction and development in the Los Angeles area. His active involvement in civic organizations within the Chinese-American community served by Cathay Bank, as well as his tenure as a director, provides valuable insight regarding its business and operations.

Ting Y. Liu, Ph.D., was a co-founder and a director of General Bank and its publicly-held bank holding company, GBC Bancorp, until they merged with Cathay Bank and Bancorp in 2003. Mr. Liu was an aerospace research scientist for over 12 years, has been a real estate developer of motels and hotels, and co-founded Western Underwriter, an insurance company, in 1985. He also co-founded the Southern California Hotel/Motel Association in the early 1980s and was active in the Holiday Inn Franchisee Association where he served as the regional committee member for many terms. Mr. Liu received a Ph.D. in Aerospace Science. He has been a Director of Bancorp and Cathay Bank since 2003.

Mr. Liu’s extensive experience in commercial real estate development provides a valuable perspective on the real estate market, and his background in the insurance business provides knowledge of the insurance market. His previous service as a director of GBC Bancorp and General Bank provides additional commercial banking and financial institution experience.

Continuing Directors (Class I)

Michael M.Y. Chang is a retired attorney, having practiced law in Los Angeles for 30 years until retiring in 2000. He was the Secretary of Bancorp and Cathay Bank from 2001 to August 2010. Mr. Chang was one of the founders of the Southern California Chinese Lawyers Association. He formerly served as a director of Chinatown Service Center, a community-based Chinese-American health and human services organization in Southern California. He received a Juris Doctor degree and a Bachelor of Science degree in Accounting. Mr. Chang has been a Director of Cathay Bank since 1983 and of Bancorp since it was formed as a holding company in 1990.

Mr. Chang has been a well-respected attorney in Los Angeles for over 30 years, with the emphasis of his practice being in areas of business law, real estate, corporations, and taxation. The Board benefits from his legal experience and analysis of issues. His participation in the Chinese-American community in Southern California provides knowledge of the local economy, as well as business opportunities for Cathay Bank.

Jane Jelenko was a partner at KPMG LLP, a global audit, tax, and advisory services firm, where she became the first woman consulting partner in 1983, and where she served over 25 years (from 1977 to 2003) in various capacities including the National Industry Director for its Banking and Finance group, a member of the firm’s Board of Directors, and the leader for the firm’s Banking and Investment Services Consulting group. She has also served on the Countrywide Bank board (Audit and Operations Committees), the Los Angeles Area Chamber of Commerce Executive Committee, and the Organization of Women Executives board. She currently serves on the boards of two mutual funds within the SunAmerica Mutual Funds family, and on non-profit boards, including the Center Dance Arts of the Los Angeles Music Center, Dizzy Feet Foundation, Body Traffic, The Gabriella Foundation, and the Constitutional Rights Foundation (emeritus). She received a Master of Business Administration degree in Finance. Also, she has been awarded certification by the UCLA Anderson Graduate School of Management’s Director Training and Certification Program. Ms. Jelenko has been a Director of Bancorp and Cathay Bank since January 2012.

Ms. Jelenko brings a fresh perspective as a recently elected member of the Board, along with her extensive managerial and finance experience and community service.

Anthony M. Tang has been Executive Vice Chairman of the Board of Bancorp and Cathay Bank since October 2013 and has over 30 years of banking experience. He was an Executive Vice President of Bancorp from 1994 to September 2013, Senior Executive Vice President of Cathay Bank from 1998 to September 2013, and Chief Lending Officer of Cathay Bank from 1985 to September 2013. He was a Trustee and Vice President of Cathay Real Estate Investment Trust from 2003 to 2013. Mr. Tang was formerly the Chief Financial Officer and Treasurer of Bancorp from 1990 to 2003. He received a Master of Business Administration degree. Mr. Tang has been a Director of Cathay Bank since 1986 and of Bancorp since it was formed as a holding company in 1990.

Through his service to Cathay Bank in various management capacities for over 25 years, Mr. Tang brings to the Board an in-depth knowledge and understanding of its history and business, as well as extensive knowledge of its operations from a financial and accounting standpoint.

Peter Wu, Ph.D., has been Executive Vice Chairman of the Board and Chief Operating Officer of Bancorp and Cathay Bank since 2003. He has also been the Chairman of the Board of GBC Venture Capital, Inc. since 1997, President and Chief Executive Officer of GBC Venture Capital, Inc. since 2003, and a Director, Chairman of the Board, President, and Chief Executive Officer of Cathay Bank Foundation since 2005. Prior to joining Bancorp, Mr. Wu was a co-founder, Chairman of the Board, President, and Chief Executive Officer of General Bank and its publicly-held bank holding company, GBC Bancorp, until they merged with Cathay Bank and Bancorp in 2003. Mr. Wu received a Ph.D. in Mathematics. He has been a Director of Bancorp and Cathay Bank since 2003.

Mr. Wu provides extensive commercial banking and managerial experience to the Bancorp and Cathay Bank gained from his executive management positions with GBC Bancorp and General Bank, of which he was a co-founder, and then Bancorp and Cathay Bank. He also provides institutional knowledge of the history and operations of General Bank and GBC Bancorp.

Continuing Directors (Class II)

Kelly L. Chan is an owner of Phoenix Bakery Inc., a family-owned retail bakery that began in Los Angeles Chinatown and that has been serving the Los Angeles area for over 75 years. He retired as Vice President of Phoenix Bakery Inc. in 2012. Mr. Chan is a Certified Public Accountant with over 30 years of experience, and received a Master of Business Administration degree. He served in the U.S. Navy from 1970 to 1973 and in the U.S. Naval Reserve until his retirement in 2000 with the rank of Captain.

Mr. Chan has been a Director of Cathay Bank since 1981 and of Bancorp since it was formed as a holding company in 1990.

Mr. Chan offers the Board substantial management experience with privately held businesses, which constitute a significant portion of the customers of Cathay Bank. As a Certified Public Accountant, Mr. Chan adds additional expertise in accounting matters, and serves as chairman of the Audit Committee.

Dunson K. Cheng, Ph.D., has been Chairman of the Board, President, and Chief Executive Officer of Bancorp and Cathay Bank since 1994. He was a Trustee and President of Cathay Real Estate Investment Trust from 2003 to 2013. Mr. Cheng has over 30 years of banking experience. He also serves on the boards of DiCon Fiberoptics, Inc. (a supplier of optical components, integrated modules, and test equipment for the fiber optics industry), Tsinghua Education Foundation (N.A.) Inc., and Ascencia (formerly known as PATH Achieve Glendale). He formerly served on the board of directors of the California Bankers Association. Mr. Cheng received a Ph.D. in Physics. He has been a Director of Cathay Bank since 1982 and of Bancorp since it was formed as a holding company in 1990.

Mr. Cheng provides to the Board his extensive banking experience, his broad knowledge of the business and operations of Bancorp and Cathay Bank, and his strong management and leadership skills. His tenure as an officer and a director for over 30 years affords the Board valuable insight regarding all aspects of the business and operations of Bancorp and Cathay Bank.

Thomas C.T. Chiu, M.D., a medical doctor, had served as President and Chief Executive Officer of an independent physicians association, chairman of its governing board, and chair of various committees at a healthcare facility in Monterey Park, California. He had been a director of General Bank and its publicly-held bank holding company, GBC Bancorp, for 10 years until they merged with Cathay Bank and Bancorp in 2003. Dr. Chiu has been a Director of Bancorp and Cathay Bank since 2003.

Dr. Chiu is a well-respected medical doctor in Southern California. He has been extensively involved with a multi-language/multi-cultural healthcare facility in Monterey Park, California, a community that has a large Chinese-American population. He is an active participant in the Chinese-American community, which is served by Cathay Bank. He also provides institutional knowledge of the history and operations of General Bank and GBC Bancorp.

Joseph C.H. Poon is President of Edward Properties, LLC, a real estate development company that specializes in residential, industrial, and commercial projects, and he has over 30 years of experience in real estate development. He received a Master of Business Administration degree and a Master of Science degree in Civil Engineering. Mr. Poon has been a Director of Cathay Bank since 1981 and of Bancorp since it was formed as a holding company in 1990. He served as the Lead Independent Director of Bancorp from July 2010 to May 2011.

Mr. Poon provides the Board with considerable managerial experience, as well as an extensive background in commercial, industrial, and residential real estate construction and development. He also contributes his academic background in business and engineering.

Other Named Executive Officers

Heng W. Chen has been Executive Vice President, Chief Financial Officer, and Treasurer of Bancorp and Executive Vice President of Cathay Bank since 2003, and Chief Financial Officer of Cathay Bank since 2004. He was Vice President and Chief Financial Officer of Cathay Real Estate Investment Trust from 2003 to 2013 and has been a Director, Vice President, and Chief Financial Officer of GBC Venture Capital, Inc. since 2003. Prior to joining Bancorp, Mr. Chen had over 25 years of experience in the areas of finance, accounting, and banking at City National Bank and its publicly-held bank holding company, City National Corporation, and at Price Waterhouse. Mr. Chen was formerly a Certified Public Accountant and received a Master of Business Administration degree.

Irwin Wong has been Senior Executive Vice President and Chief Retail Administration and Regulatory Affairs Officer of Cathay Bank since January 2014. Mr. Wong joined Cathay Bank in 1988 as Vice President of Branch Administration, advanced to Senior Vice President of Branch Administration in 1989, then served as Executive Vice President of Branch Administration from 1998 to 2011, and as Executive Vice President and Chief Risk Officer from 2011 to December 2013. He has also been a Director and Vice President of Cathay Bank Foundation since 2002, and Chief Financial Officer/Treasurer of Cathay Bank Foundation from 2004 to 2011. Mr. Wong has over 35 years of banking experience. Mr. Wong is active in community organizations and serves as a director of Junior Achievement of Southern California, the California Council on Economic Education, and the Los Angeles Nashi Hongwanji Buddhist Temple.

Pin Tai has been an Executive Vice President of Cathay Bank since 2006, Chief Lending Officer of Cathay Bank since October 2013, and Director of Cathay Bank Foundation since 2004. Mr. Tai joined Cathay Bank in 1999 as General Manager of New York Regions with a goal to establish its footing in the East Coast region. In 2006, Mr. Tai became an Executive Vice President and General Manager of Eastern Regions, and assumed the Deputy Chief Lending Officer position in 2010. Mr. Tai has over 25 years of banking experience. Prior to joining Cathay Bank, Mr. Tai worked at Bank of China in its New York office to help establish its commercial lending operations in the United States.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance. Our Board has adopted Corporate Governance Guidelines, which, together with our certificate of incorporation, bylaws, and Board committee charters, form the framework of the governance of Bancorp. The Corporate Governance Guidelines and committee charters are available at www.cathaygeneralbancorp.com.

Meetings

The Board generally holds regular monthly meetings. Special meetings are called when necessary. During 2013, the Board held 13 meetings. In 2013, each director attended more than 75% of the aggregate total number of meetings of the Board held during the period for which he or she has been a director, and the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served. It is our policy to invite and strongly encourage all members of the Board to attend Bancorp’s annual meeting of stockholders. All of our directors, except Felix S. Fernandez and Jane Jelenko, attended the 2013 annual meeting.

Board Leadership

Dunson K. Cheng has served as both Chairman of the Board and Chief Executive Officer of Bancorp since 1994. The Chairman of the Board sets the agendas and presides at Board meetings and generally takes the lead role in the boardroom. In the absence of the Chairman of the Board, an Executive Vice Chairman presides at Board meetings. Any director may suggest the inclusion of items on the agenda and raise at any Board meeting subjects that are not specifically on the agenda for that meeting. The Board believes that this structure provides clarity of leadership and that Mr. Cheng is uniquely qualified through his experience and expertise to continue leading Bancorp in this dual capacity.

Currently, Patrick S.D. Lee serves as the Lead Independent Director. The Lead Independent Director is elected by the majority of independent directors on an annual basis at the first executive session after the annual stockholders’ meeting, and is charged with the following responsibilities:

•	Presiding at meetings of the independent directors in executive session;

•	Facilitating communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer; and

•	Consulting with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

The Board accomplishes much of its governance and oversight role through its Audit, Compensation, Nomination and Governance, and Risk Committees that, with the exception of the Risk Committee, are made up entirely of independent directors, and the chairs of these committees take the lead in matters coming within their purview. In addition, the independent directors meet at least quarterly in executive session. Finally, the Chairman of the Board serves at the pleasure of the Board, and the independent members of the Board (constituting a majority of the directors) can call special meetings if the need arises.

The Board therefore believes that adequate controls exist to mitigate any risks associated with one individual serving in this dual capacity and that, given its size and the nature of its business, Bancorp and its stockholders are currently most advantaged by leaving the roles of Chairman of the Board and Chief Executive Officer combined.

Director Independence

Our Corporate Governance Guidelines provide that the Board shall be comprised of a majority of directors who, in the opinion of the Board, qualify as “independent directors” pursuant to the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). An “independent director” for purposes of the Guidelines means a person other than: (i) an executive officer or employee of Bancorp or its subsidiaries, or (ii) any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board considered relationships, transactions, and/or arrangements with each of its directors, including those disclosed below under “Transactions with Related Persons, Promoters and Certain Control Persons,” and determined that the following eight of its current 12 members are “independent” as defined in the Nasdaq Marketplace Rules: Kelly L. Chan, Michael M.Y. Chang, Nelson Chung, Felix S. Fernandez, Jane Jelenko, Patrick S.D. Lee, Ting Y. Liu, and Joseph C.H. Poon.

In addition, the Board has determined that:

•

All directors who serve on the Audit, Compensation, and Nomination and Governance Committees are independent under applicable Nasdaq listing standards and Securities and Exchange Commission (“SEC”) rules, and

•

All members of the Audit and Compensation Committees meet the additional independence requirement that they not directly or indirectly receive any compensation from us other than their compensation as directors.

The independent directors meet in executive session without the presence of any non-independent directors or members of Bancorp’s management on a regularly scheduled basis, but not less than four times a year, in February, May, August, and November. In 2013, the independent directors met six times in executive session.

Risk Management Oversight

The Board is responsible for the oversight of risk management, but it looks to Bancorp’s and its subsidiary Cathay Bank’s management to develop and implement policies, processes, and procedures to appropriately identify, manage, and control risk exposure. The Board’s function is, among other things, to review these policies, processes, and procedures and determine whether they are aligned and integrated with the Board’s corporate strategy and risk tolerance, functioning appropriately, and adequately fostering a culture of risk-adjusted decision making within the organization.

In its oversight role, the Board relies to a large extent on its committee structure. Each of the committees considers the management of risk within the particular area of its responsibility. For example, the

Compensation Committee has responsibility for monitoring the performance, and regularly reviewing the design and function, of our incentive compensation plans and arrangements and seeks to ensure that they do not encourage executive officers to take unnecessary and excessive risks that threaten our value and do not encourage the manipulation of reported earnings to enhance the compensation of any employee. Separately, the Audit Committee oversees activities performed by the audit and loan review functions of the Bancorp.

The Board has delegated the general responsibility for overall risk management oversight to the Risk Committee. Until the formation of the Risk Committee in October 2013, this function had been performed by the committee formerly known as the Audit and Risk Management Committee. In October 2013, a new Audit Committee and a new Risk Committee were formed to replace the Audit and Risk Management Committee.

The Risk Committee meets periodically with the Chief Risk Officer. The Chief Internal Auditor of Cathay Bank reports on audit matters directly to Cathay Bank’s Audit Committee, which also evaluates the performance of the Chief Internal Auditor.

Risk management oversight is also provided through an internal committee of Cathay Bank, which is chaired by Cathay Bank’s Executive Vice President and Chief Risk Officer. This group meets monthly and is responsible for evaluating relevant risk information, implementing appropriate strategies to address risks, and reporting the results to executive management, the Risk and Compliance Committee of the Cathay Bank Board of Directors, the Risk Committee, and the Board.

The Board receives regular reports from its committees, including the Risk Committee, regarding their deliberations and actions, as well as a quarterly report from the Chief Risk Officer of Cathay Bank, and regularly discusses and evaluates the risks we are facing and the effectiveness of actions being taken to monitor and control exposure from such risks. In addition, the independent directors meet at least annually in executive session with Cathay Bank’s Chief Risk Officer, Cathay Bank’s Chief Internal Auditor, and representatives of the Bancorp’s independent registered public accounting firm.

Board Committee Structure

The directors of Bancorp are also the directors of Cathay Bank and members of certain of its committees. The Board has five standing committees: the Audit Committee, the Compensation Committee, the Investment Committee, the Nomination and Governance Committee, and the Risk Committee. Each of these committees has adopted a written charter which is available on our website at www.cathaygeneralbancorp.com. The following table identifies the current committee membership and the numbers of meetings held in 2013:

Name	Audit	Compensation	Investment	Nomination and Governance	Risk
Kelly L. Chan	Chair	x		x
Michael M.Y. Chang					x
Dunson K. Cheng			Chair		x
Thomas C.T. Chiu			x
Nelson Chung					Chair
Felix S. Fernandez					x
Jane Jelenko	x				x
Patrick S.D. Lee		x
Ting Y. Liu	x	Chair		x	x
Joseph C.H. Poon		x	x	Chair
Anthony M. Tang
Peter Wu			x		x

Number of Committee Meetings Held in 2013	18	15	2	7	1

Audit Committee

The Audit Committee oversees Bancorp’s financial reporting on behalf of the Board. It appoints and evaluates Bancorp’s independent auditors, and reviews with the independent auditors the proposed scope of, fees for, and results of the annual audit. It reviews the system of internal accounting controls and the scope and results of internal audits with the independent auditors, the internal auditors, and Bancorp management. It considers the audit and non-audit services provided by the independent auditors, the proposed fees to be charged for each type of service, and the effect of non-audit services on the independence of the independent auditors.

As provided by its charter, the Audit Committee shall be comprised of three or more directors, and its members must meet the requirements of the Nasdaq listing standards, the regulations of the SEC, and the Federal Deposit Insurance Corporation.

All members of the Audit Committee are “independent” as defined in the Nasdaq listing standards. The Board conducted a review regarding whether any members of the Audit Committee meet the criteria to be considered an “audit committee financial expert” and determined that Mr. Chan, its Chairman, and Ms. Jelenko each qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K under the Securities Act of 1933 and the Exchange Act.

The Audit Committee does not have a policy for pre-approving services to be provided by Bancorp’s independent auditors. All services to be provided to Bancorp by its independent auditors are subject to review and approval by the Audit Committee in advance of the performance of the services, provided that the Audit Committee will not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Audit Committee may delegate to a designated member or members of the Audit Committee the authority to approve such services so long as any such approval is reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has not delegated such authority.

Compensation Committee

The purpose of the Compensation Committee is to exercise oversight with respect to the compensation philosophy, policies, practices, and implementation for our executive officers and directors, the administration of our equity-based compensation plans, and the administration of our incentive and other plans for our executive officers. In addition to its risk management responsibilities as described above, the Compensation Committee has responsibility for: (a) establishing our compensation policies and practices with regard to our Chief Executive Officer and the other executive officers; (b) reviewing and approving, at least annually, goals and objectives with respect to the performance of our Chief Executive Officer and the other executive officers; (c) evaluating, at least annually, the performance of our Chief Executive Officer and the other executive officers in light of the corporate goals and objectives and the performance evaluations; and (d) administering our equity-based compensation plans, including making awards and determining the terms and conditions of awards.

As provided by its charter, the Compensation Committee is comprised of at least two members of the Board. Each member of the Compensation Committee is required to be an “independent director” and otherwise qualify as a member of the Compensation Committee under the Nasdaq listing standards; qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and qualify as an “outside director” under the rules promulgated by the Internal Revenue Service under Section 162(m) of the Internal Revenue Code.

Investment Committee

The Investment Committee oversees Bancorp’s investment and funds management policies at the holding company level. This committee exists alongside the Investment Committee at Bancorp’s subsidiary, Cathay Bank.

Nomination and Governance Committee

All members of the Nomination and Governance Committee are “independent” as defined in the

Nasdaq listing standards. This committee identifies and evaluates candidates qualified to serve as members of the Board and makes recommendations to the Board regarding such candidates. In addition, the committee has the following responsibilities with respect to corporate governance: (a) developing and recommending to the Board a set of corporate governance guidelines, reviewing and reassessing as appropriate the adequacy of any corporate governance guidelines adopted by the Board and recommending any proposed changes to the Board; (b) considering any other corporate governance issues that arise, developing appropriate recommendations for the Board, and addressing matters of corporate governance not otherwise delegated to other committees of the Board; (c) serving in an advisory capacity to the Board on matters of organizational and governance structure; (d) overseeing the implementation of the Board’s annual reviews of director independence; (e) developing and recommending to the Board a process to evaluate performance of the Board and its committees, and implementing and overseeing any process adopted; (f) reviewing and reassessing, taking into account the assessments of the relevant committees, the adequacy of the various committee charters and recommending any proposed changes to the Board; and (g) assisting the Board in reviewing our senior management development and succession planning. Nominees for this 2014 annual meeting of stockholders were recommended by this committee and unanimously approved by all of Bancorp’s independent directors.

The policy of the Nomination and Governance Committee is to consider candidates properly recommended by our stockholders. In evaluating any such candidates, the Nomination and Governance Committee will consider the criteria described below. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to Perry Oei, Secretary, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. In addition, our bylaws permit stockholders to nominate directors for election at stockholder meetings. To nominate a director, stockholders must give timely notice to our Secretary in accordance with our bylaws, which require that the notice be received by our Secretary within the time periods described under “Stockholder Proposals for 2015 Annual Meeting of Stockholders” below.

The Board and the Nomination and Governance Committee consider potential nominees based on such criteria as depth and breadth of relevant experience, intelligence, personal character, integrity, commitment to the community and to Bancorp, knowledge of the business of banking, compatibility with the current Board culture, and prominence—all in the context of the perceived needs of the Board at the point in time of the consideration. Nominees must also be acceptable to banking regulators. Bancorp seeks to ensure that at least a majority of the directors are independent under the Nasdaq listing standards and that members of Bancorp’s Audit Committee meet Nasdaq, SEC, and Federal Deposit Insurance Corporation requirements and that at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

Cathay Bank was founded in 1962 in Los Angeles, California, and is today America’s oldest bank founded by Chinese-Americans. Since that time, it has expanded into metropolitan areas of the U.S. that have substantial Chinese-American populations, as well as established a branch in Hong Kong and a representative office in Shanghai and in Taipei. To better serve its customers, many of Cathay Bank’s employees speak both English and one or more Chinese dialects or Vietnamese. As Cathay Bank has grown and expanded, the Board and the Nomination and Governance Committee have been considering greater diversity for the Board, in terms of race, gender, national origin, geography, skills, experience, and/or expertise. While there is no specific policy in place with respect to diversity, a conscious effort has been made, and will continue to be made, to add to the Board otherwise qualified individuals who are representative of diverse backgrounds and experiences.

The process for identifying and evaluating candidates is commenced by the Board upon its determination of a need to nominate a director or fill a new position or vacancy on the Board. At the request of the Board, the Nomination and Governance Committee then seeks to identify potential candidates who meet the specific criteria given by the Board at the time of the request based on input from members of the Board and, if the Board deems appropriate, a third-party search firm.

The process begins with the Nomination and Governance Committee conducting inquiries into the backgrounds and qualifications of such candidates. If the Nomination and Governance Committee determines that a candidate is qualified to serve as a director and that he or she should be recommended to the Board, the Board will then review the recommendation and the accompanying information. If the Board is interested in a proposed candidate, it will designate a member to contact the candidate to discuss the proposed nomination, and determine if the candidate is interested in the nomination and if there is any reason why the Board should not proceed with the nomination. Depending on the outcome, the next step is for the candidate to meet with all members of the Board.

Following these meetings, and using the input from such interviews and the information obtained by the Nomination and Governance Committee, the Nomination and Governance Committee will evaluate whether the candidate meets the requisite qualifications and criteria and should be recommended to the Board. Candidates recommended by the Nomination and Governance Committee are then presented to the Board for selection as nominees for election by the stockholders or by the Board to fill a vacancy. The Nomination and Governance Committee expects that a similar process will be used to evaluate nominees recommended by stockholders.

Risk Committee

The purpose of the Risk Committee is to oversee the risk management practices of our operations. This committee exists alongside the Risk and Compliance Committee at Cathay Bank.

The Risk Committee is, among other things, responsible for documenting, reviewing, and approving, on an oversight basis, our enterprise-wide risk management practices, and overseeing the operation of, on an enterprise wide-basis, an appropriate risk management framework commensurate with our capital structure, risk profile, complexity, activities, size, and other appropriate risk-related factors. Until the formation of the Risk Committee in October 2013, this function had been performed by the Committee formerly known as the Audit and Risk Management Committee.

As provided by its charter, the Risk Committee shall be composed of at least three Board members and shall be chaired by an independent director. The independent director chair (1) shall not be an officer or employee and shall not have been an officer or employee during the previous three years, (2) shall not be a member of the immediate family, as defined in Regulation Y, of a person who is, or has been within the last three years, an executive officer, as defined in Regulation O, and (3) shall be an independent director under Item 407 of the SEC’s Regulation S-K.

Stock Ownership of Directors

Our Corporate Governance Guidelines provide that directors should hold shares of our common stock with a value equal to two times the amount of the annual cash retainer paid to directors as of March 15, 2012, or the date the director is elected to the Board, whichever is later. They further provide that directors should achieve such holdings within five years of joining the Board or, in the case of directors serving at the time the Guidelines were first adopted, within five years of March 15, 2012.

Compensation of Directors

The directors of Bancorp are also the directors of Cathay Bank’s board of directors (“Bank Board”) and members of certain of its committees. For 2013, with the exception of Anthony M. Tang as discussed below, each director who was not also a full-time officer of Bancorp or Cathay Bank was paid an annual retainer of $50,000 payable on a monthly basis in cash and a fee of $750 for each committee meeting or executive session of independent directors attended. Board and Bank Board committee meetings that are held on the same day count only as one meeting, except for the Audit Committee and Bank Board’s Audit Committee. In addition, the following monthly retainers were paid: $1,000 to the Lead Independent Director of Bancorp, $1,000 to the chair of the Audit Committee, $1,250 to the chair of the

Bank Board’s Credit Committee, $750 to the chair of the Bank Board’s Audit Committee for each meeting with the Chief Internal Auditor and the Chief Risk Officer of the Bank for administrative purposes, and $500 to the chairs of all Board or Bank Board committees other than the chairs of the Bank Board’s Audit Committee and Investment Committee, who only received retainers for their service as the respective chairs of the Board’s Audit Committee and Investment Committee. Bancorp and Cathay Bank reimburse directors for out-of-pocket expenses incurred in attending meetings of the boards and committees and in traveling on company business. The Compensation Committee advises the Board on director compensation.

On September 19, 2013, the Board approved as part of the target annual compensation for directors, an equity incentive for non-employee directors, consisting of an equity grant with a target value of $35,000 per year. No such equity incentive for non-employee directors was granted in 2013.

Our Corporate Governance Guidelines provide that the Board may make exceptions to the policy that a director who is also an officer or employee of the Bancorp shall not receive additional compensation for such services as a director.

The Board elected Mr. Anthony M. Tang as an Executive Vice Chairman of the Board of Bancorp and of Cathay Bank, effective October 1, 2013. While he will no longer serve as Executive Vice President of Bancorp and Senior Executive Vice President and Chief Lending Officer of Cathay Bank, Mr. Tang continues to serve as a director of Bancorp and of Cathay Bank and as chair of the Bank Board’s Credit Committee. Cathay Bank pays Mr. Tang at the current rate of $15,000 per month for his services as Executive Vice Chairman of the Board of Bancorp and of Cathay Bank, in addition to his monthly retainer as chair of the Bank Board’s Credit Committee, his director retainer fee, and his committee meeting attendance fees.

Director Compensation

The following table sets forth for 2013 a summary of the compensation paid to all directors who were not also a Named Executive Officer:

Name	Fees earned or paid in cash ($)		Stock awards ($)	Option awards 1/ ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($) 2/	Total ($)
Kelly L. Chan	116,000		—	—	—	—	—	116,000
Michael M.Y. Chang	98,750		—	—	—	—	—	98,750
Thomas C.T. Chiu	94,250		—	—	—	—	—	94,250
Nelson Chung	67,000		—	—	—	—	—	67,000
Felix S. Fernandez	93,500		—	—	—	—	—	93,500
Jane Jelenko	91,250		—	—	—	—	—	91,250
Patrick S.D. Lee	125,000		—	—	—	—	—	125,000
Ting Y. Liu	115,250		—	—	—	—	—	115,250
Joseph C.H. Poon	95,000		—	—	—	—	—	95,000
Anthony M. Tang	73,198	3/	—	—	—	—	6,375	79,573

1/

No stock options were granted in 2013. The aggregate number of options outstanding as of the close of December 31, 2013, for each named director is as follows: Mr. Chan—10,500, Mr. Chang—10,500, Dr. Chiu—10,500, Mr. Chung—7,000, Mr. Lee—10,500, Mr. Liu—10,500, Mr. Poon—10,500, and Mr. Tang—126,510.

2/

The amount in this column consist of employer contributions under the 401(k) Profit Sharing Plan. Perquisites and other personal benefits, or property, are excluded if the aggregate amount of such compensation was less than $10,000. Group life insurance, health insurance, and long-term disability insurance premiums are also excluded because such premiums are pursuant to a plan that does not favor executive officers or directors and is generally available to all salaried employees.

3/

This amount includes $45,692 for Mr. Tang’s services as Executive Vice Chairman of the Board of Bancorp and Cathay Bank, a $12,506 retainer fee as a director of Bancorp and Cathay Bank, a $3,750 retainer fee as chair of the Bank Board Credit Committee, and $11,250 as committee meeting attendance fees from October 1, 2013 to December 31, 2013. This amount does not include $254,207 cash salary and $173,571 salary stock that was paid partly through the delivery of 5,022 fully-vested, non-forfeitable shares of our common stock and partly through the withholding of $67,896 to satisfy tax withholding, for his services as Executive Vice President of Bancorp and Senior Executive Vice President and Chief Lending Officer of Cathay Bank from January 1, 2013 to September 30, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is intended to provide information relevant to an understanding of our executive compensation program, philosophy and objectives, our process for making compensation decisions, and our executive compensation components. We address the factors most relevant to an understanding of our 2013 compensation policies and decisions regarding the compensation for each of the executive officers identified in the Summary Compensation Table under “Remuneration of Executive Officers” below (the “Named Executive Officers”). It may contain some statements regarding thresholds, targets, and goals for future individual and company performance. These are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of our financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

This CD&A reflects that 2013 was a transitional year for us. The compensation decisions that our Compensation Committee made during the first nine months of 2013 were impacted by our participation in the Capital Purchase Program portion of the United States Department of the Treasury’s Troubled Assets Relief Program (the “TARP Capital Purchase Program”), during which we were subject to certain standards for executive compensation and corporate governance. Our participation ended on September 30, 2013, so that compensation decisions by the Compensation Committee for the remainder of the year could be made without the limitations that were part of these standards. This was reflected by decisions to reinstitute the payment of cash bonuses for the last quarter of 2013 based on an evaluation of individual and corporate performance, and to make equity incentive awards with performance criteria based on our earnings per share and relative total stockholder return over a three-year performance period. These decisions are described in more detail under “Components of Our 2013 Executive Compensation Program” and “Establishing Our Executive Compensation” below.

Objectives of Our Executive Compensation Program

It is our policy to build stockholder value by attracting, motivating, and retaining capable executive management and other key personnel for the purpose of achieving our business goals. We seek to implement this policy, in part, through our executive compensation program.

We believe that an effective executive compensation program is one in which executive officers receive compensation that is competitive with the practices of other financial institutions in our market area, but which at the same time ties compensation to our financial and operating performance and does not encourage the taking of unnecessary and excessive risk or encourage the manipulation of reported earnings. In addition, we believe that individual compensation should be based on the experience, performance, and responsibility level of the executive officers and their contributions towards achievement of our business goals.

Further, we believe that an effective executive compensation program is one that is designed to align the interests of our executive officers with those of our stockholders through both cash and equity-based incentive compensation that rewards performance as measured against the achievement of our annual, long-term, and strategic goals.

Accordingly, our executive compensation program consists of cash and non-cash components, all of which are intended to work together to help fulfill the objectives of our compensation policy, which are:

•	to attract, motivate, and retain capable executive management and other key personnel;

•	to optimize the individual performance of our executive officers and our financial and operating performance;

•	to align the interests of our executive officers with those of our stockholders and link specific performance to the overall quality and sustainability of our performance and profitability;

•	to ensure that we are not unnecessarily exposed to risks or to the manipulation of our reported earnings; and

•	to provide incentives that appropriately balance risk and reward, are commensurate with prudent risk-taking, and are compatible with effective controls and risk-management.

We seek to combine these components, which are described below, in such a way as to best achieve these objectives.

2013 Financial Performance

The following are highlights of our financial performance for 2013:

•	Net income available to common stockholders increased 12.4% to $113.5 million from $101.0 million in 2012.

•	Diluted earnings per share increased 11.7% to $1.43 from $1.28 in 2012.

•	Total loans increased 8.8% to $8.08 billion at December 31, 2013, compared to $7.43 billion at December 31, 2012.

•	Total deposits increased 8.1% to $7.98 billion at December 31, 2013, compared to $7.38 billion at December 31, 2012.

•	We redeemed all $258 million of our preferred stock that had been issued under the U.S. Treasury’s TARP Capital Purchase Program.

The Impact of the TARP Capital Purchase Program

Our participation in the TARP Capital Purchase Program began on December 5, 2008, at which time we became subject to certain standards for executive compensation and corporate governance in accordance with the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery Reinvestment Act of 2009, and the rules and regulations thereunder (the “EESA”). These standards generally applied to the principal executive officer, principal financial officer, and the three next most highly compensated executive officers (the “senior executive officers”) and up to 20 of the next most highly compensated employees during the period in which any obligation arising from financial assistance under the TARP Capital Purchase Program remained outstanding (the “TARP Period”), disregarding any warrants to purchase common stock held by the United States Department of the Treasury (the “U.S. Treasury”).

As a result of these standards and the restrictions they imposed on executive compensation, some of the Compensation Committee’s decisions during the TARP Period varied from historical practice and from previous compensation programs. The following describes some of these restrictions and what was permissible under the EESA standards during the TARP Period:

•

We could not pay or accrue any bonus, retention award, or incentive compensation, including stock options and equity awards, other than certain long-term restricted stock or restricted stock units described below;

•

We could award long-term restricted stock or restricted stock units, provided that the value of any such award could not exceed one-third of the employee’s annual compensation as determined for the fiscal year of the award, the award could vest and be transferable only in accordance with the terms of the EESA, and the employee had to provide services for at least two years after the date of the award for the long-term restricted stock or restricted stock units to vest;

•	We could increase base salaries and also pay salary in stock, including stock subject to a holding period or transfer restrictions;

•	We could provide perquisites, subject to complying with various reporting requirements for perquisites in excess of $25,000 to any individual;

•	We could not pay any tax “gross-ups” (defined as any reimbursement of taxes owed with respect to any compensation);

•	We could not deduct for tax purposes executive compensation in excess of $500,000 for any of the senior executive officers, regardless of whether it was performance related; and

•

We were required to adopt “clawback” policies, whereby executive officers would forfeit compensation awarded based on materially inaccurate financial information or any other materially inaccurate performance-metric criteria.

These restrictions were incorporated into our executive compensation program and our Named Executive Officers each agreed to voluntarily waive any claim against the U.S. Treasury, Bancorp, or Cathay Bank for any changes to their compensation or benefits that were required in order to comply with the EESA during the TARP Period.

When we redeemed on September 30, 2013, the remaining shares of preferred stock that had been issued to the U.S. Treasury under the TARP Capital Purchase Program, the TARP Period ended and we were no longer subject to these standards and restrictions.

Risk Assessment

As a result of our participation in the TARP Capital Purchase Program, our Compensation Committee met with our senior risk officers to evaluate the risks, both long-term and short-term, that we faced. As part of this evaluation, the Compensation Committee identified risks inherent in our business, including credit risk, interest rate risk, liquidity risk, price risk, transaction risk, compliance risk, strategic risk, and reputation risk. The Compensation Committee then reviewed our incentive compensation arrangements to ensure that they do not encourage our Named Executive Officers to take any unnecessary or excessive risks that threaten our value, to identify features that could pose risks to us and limit those features to ensure that we are not unnecessarily exposed to risks, and to eliminate any features that would encourage the manipulation of our reported earnings to enhance the compensation of any employee. The Compensation Committee intends to continue meeting with our senior risk officers for this purpose on at least a semi-annual basis.

The review by the Compensation Committee also included consideration of the “Guidance on Sound Incentive Compensation Policies” that was jointly issued in June 2010 by federal regulatory agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. The Guidance is based on the following three principles that are to be incorporated in incentive compensation practices:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks;

•	A banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements; and

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices.

To comply with the Guidance, our Board adopted in February 2014 an Incentive Compensation Policy to guide the Compensation Committee, as well as approved adoption of procedures by management to implement such policy.

Components of Our 2013

Executive Compensation Program

The specific amounts paid or awarded to our Named Executive Officers for 2013 are described below under “Establishing Our Executive Compensation.” In this section, we will discuss the components that comprised our executive compensation program for 2013, which were:

•	base salary;

•	salary stock;

•	cash bonus;

•	restricted stock units;

•	retirement benefits provided under a 401(k) plan and an employee stock ownership plan for employees who met their eligibility requirements prior to January 2003;

•	life insurance and the same medical, dental, and disability benefits as provided generally to other Cathay Bank employees; and

•	perquisites and other personal benefits.

Each of these components served as a means to achieve one or more of the objectives of our executive compensation program. The Compensation Committee does not follow rigid formulas for allocating compensation among these various components. Instead, it utilizes its judgment taking into account our safety and soundness, as well as consideration of our business objectives, fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements. After the restrictions under EESA lapsed at the end of the TARP Period, the Compensation Committee adjusted these components to more closely reflect programs that can be utilized on an ongoing basis.

Base Salary

We provide executive officers and other employees with a base salary to compensate them for services rendered during the year and to attract, motivate, and retain them. The Compensation Committee does not apply any fixed formula for setting base salaries for our Named Executive Officers. Instead, it considers a wide range of factors. In particular, the Compensation Committee will consider our overall financial and operating performance and profitability, and its evaluation of each Named Executive Officer’s individual performance and contribution toward this overall performance and profitability. Our overall performance and profitability is determined, without any quantified targets or particular weighting, with reference to financial factors such as net income, earnings per share, return on average assets, return on average stockholders’ equity, efficiency ratio, and percentage increase or decrease in total assets, loans, and deposits.

The evaluation of each Named Executive Officer’s individual performance involves consideration of such factors as the significance of the Named Executive Officer’s services, level of responsibility, any changes to those responsibilities, and the achievement of individual performance goals or completion of any strategic initiatives and special projects or assignments that may have been set from year to year, without any particular weight being assigned to these factors. As part of this evaluation, the Compensation Committee may consider the Named Executive Officer’s individual skills, experience, length of service, and compensation levels in past years, not only in relation to the individual’s performance in those years compared with the current year, but also in relation to competitive employment opportunities for that individual. Consideration is also given to changes in the cost of living.

The Compensation Committee also takes into consideration the base compensation of executive officers in equivalent positions at banks and bank holding companies considered to be similar to Cathay Bank and Bancorp. We believe it is helpful to consider comparative market information about compensation paid to executive officers of other companies in our business and geographic marketplace that seek similarly skilled and talented executives. We want to be able to retain our executive officers and, accordingly, we take into consideration publicly available information about compensation paid to executive officers at other financial institutions in making our decisions about compensation. However, we do not establish compensation levels based on benchmarking and we do not attempt to maintain a certain target percentile within any peer group to determine compensation. We view information on pay practices at other institutions as relevant to a general understanding of the market and for assessing the competitiveness and reasonableness of our executive compensation program.

Salary levels are typically considered in March as part of our employee performance review process. Salary levels may also be reviewed and adjusted for an executive officer upon a promotion or change in job responsibility or for special retention purposes. The Compensation Committee does not set any target range or apply any formulas or any particular minimum or maximum percentages. Instead, it considers the base salary increases on a case-by-case and year-by-year basis applying the factors set forth above. However, the Compensation Committee takes into consideration the compensation history of the Named Executive Officers and will observe past ranges for reference and guidance without being bound or limited by them.

Salary Stock

The compensation standards under the EESA permitted an arrangement under which an employee could receive salary in the form of stock (so-called “salary stock”), so long as the stock is not subject to a substantial risk of forfeiture (as defined) or other future period of required service, the amount is determinable as a dollar amount through the date such compensation is earned (for example, an agreement that salary payments will be made in stock equal to the value of the cash payment that would otherwise be due), and the amount of stock accrues at the same time or times as the salary or other permissible payments would otherwise be paid in cash. The compensation standards further provide that the salary stock may be made subject to holding periods or transferability restrictions.

Beginning in June 2012 and continuing through the TARP Period, the Compensation Committee used salary stock as a form of compensation that helps to align the interests of our Named Executive Officers with those of our stockholders through stock ownership, helped us to retain our executive officers through payment of competitive total compensation, and recognized our executive officers for our financial and operational performance. In June 2012, the Compensation Committee increased the annual base salaries of the Named Executive Officers for the remainder of 2012, and in December 2012 it increased the annual base salaries of certain executive officers for 2013, with the amount of the increases being payable as salary stock. The Compensation Committee had not intended that these base salary increases would be permanent adjustments to the executive officers’ compensation, and the increases were eliminated effective October 1, 2013 (after the end of the TARP Period) for all affected executive officers, including the Named Executive Officers.

Cash Bonus

Due to the compensation standards under EESA, no cash bonuses had been paid to our Named Executive Officers during the TARP Period. Prior to participation in the TARP Capital Purchase Program, the Compensation Committee had paid annual cash bonuses under our 2005 Incentive Plan. It believes that a cash bonus component of our executive compensation program can serve as an important incentive and reward for the achievement of our business goals and as a means to attract, motivate, and retain our executive officers. Accordingly, the Compensation Committee awarded cash bonuses to our executive officers for the portion of 2013 (October 1 through December 31) after the end of the TARP Period when the EESA restrictions no longer applied.

In awarding these cash bonuses, the Compensation Committee considered our overall financial and operating performance and profitability for 2013, pro-rated for the fourth quarter, and evaluated each Named Executive Officer’s individual performance and contribution toward this overall performance and profitability taking into account the factors described above under “Base Salary.”

In this process, the Compensation Committee considered the Chief Executive Officer’s annual employee performance evaluation rating for the other Named Executive Officers. This evaluation is based on subjective and qualitative evaluations of job knowledge, job skills, performance of duties, professional attributes, management skills, any customized annual goals or special projects, and adherence to our policies. Compensation is not directly tied to the achievement of any customized goals or special projects that may be included in such evaluations. With respect to the 2013 cash bonuses, the Compensation Committee did not apply specific quantified measurement amounts or targets for the Named Executive Officers.

The Compensation Committee adopted, effective January 1, 2014, an Executive Officer Annual Cash Bonus Program, pursuant to which our executive officers may in the future be entitled to cash bonus awards that constitute cash awards under the 2005 Incentive Plan. To determine a participant’s bonus award, the Compensation Committee may establish for a “program year” Company-wide financial criteria, including the achievement of quantifiable financial metrics, and metric and/or non-metric individual or department-wide performance goals. Following completion of a program year, the Compensation Committee is to determine the extent to which the financial criteria and performance goals for each participant have been achieved or exceeded and the amount of the bonus award to be paid. The Executive Officer Annual Cash Bonus Program sets forth factors the Compensation Committee should take into account in determining financial criteria and performance goals and the circumstances in which the results and bonus awards may be adjusted. Any bonus awards are subject to a three-year clawback provision, whereby under specified circumstances some or all the amounts paid may be recovered or the value recouped.

Equity Incentive Compensation

We have two plans under which we have issued equity awards to our directors and employees (including Named Executive Officers) and to directors and employees of Cathay Bank. Our 1998 Incentive Plan authorized awards that could result in the issuance of Bancorp’s common stock. All awards granted under this plan have been in the form of nonstatutory stock options. Upon stockholder approval of our 2005 Incentive Plan in May 2005, we ceased granting awards under the 1998 Incentive Plan, but options previously granted under this plan remain exercisable.

Our 2005 Incentive Plan permits us to grant stock options (both incentive stock options designed to comply with Internal Revenue Code Section 422 and nonstatutory stock options which will not so comply), stock awards (including shares, restricted stock units, stock appreciation rights, and other similar awards), and cash awards. Equity awards under the 2005 Incentive Plan compensate eligible participants for their contributions to our business and encourage them to exert maximum efforts for our success by providing them with an opportunity to benefit from increases in the value of our common stock, thereby aligning the interests of the participants with those of our stockholders. In this manner, the awards serve as an incentive and reward for the achievement of our long-term business goals and a means to attract, motivate, and retain key personnel.

The Compensation Committee has authority to determine the number and type of equity awards for executive officers and all other employees of Bancorp and Cathay Bank. Awards are generally based on a qualitative analysis of the individual’s performance and our overall performance and profitability, taking into account the factors discussed above under “Base Salary” and “Cash Bonus.” Without benchmarking, and for general reference purposes only, the Compensation Committee also will consider the size of awards made in the past to each individual and also generally refer to the size of awards made at other banks and bank holding companies of comparable size and complexity. Consideration is also given to the estimated dilutive effect of such awards on our stockholders.

Awards generally have been made on an annual basis at fixed meeting dates that are specified in advance of the actual meeting. Awards are also made on occasion during the year to newly hired or newly promoted officers or for special retention purposes. Such awards for new hires, promotions, and retention become effective on the date of approval of the award by the Compensation Committee. All awards of stock options are made at or above the fair market value of our common stock as quoted on the Nasdaq Global Select Market on the date the option is granted. The fair market value of our common stock is determined generally as the closing price of the common stock on the date the option is granted. Outstanding options may not be repriced to reduce the exercise price without stockholder approval.

During the TARP Period, we were unable to grant options or other forms of incentive compensation to our Named Executive Officers other than certain long-term restricted stock or restricted stock units permitted under the EESA. The value of any such award could not exceed one-third of that employee’s annual compensation as determined for the fiscal year of the award, the award must vest and be transferable only in accordance with the terms of the EESA, and the employee must provide services for at least two years after the date of the grant for the restricted stock or units to vest. The Compensation Committee awarded such units to certain of our Named Executive Officers for the period of 2013 during which we were subject to EESA.

After the end of the TARP Period, the Compensation Committee was able to award restricted stock units that were not subject to these additional restrictions. As described in more detail below, on December 18, 2013, the Compensation Committee approved the award of performance-based restricted stock units under the 2005 Incentive Plan for the Named Executive Officers.

Retirement and Other Benefits

Salaried employees of Cathay Bank who have completed three months of service and have attained the age of 21 are eligible to participate in the 401(k) Profit Sharing Plan, which provides them with an opportunity to save for retirement in a tax efficient manner. During 2013, Cathay Bank matched 100% of a participant’s contribution up to 2.5% of the participant’s eligible compensation per pay period. The vesting schedule for the matching contribution is 0% for less than two years of service, 25% after two years of service, and from then on at an increment of 25% each year until 100% is vested after five years of service.

Under our Cathay Bank Employee Stock Ownership Plan (the “ESOP”), we can make annual contributions to a trust in the form of either cash or common stock. Each participant’s benefits under the ESOP consist of cash (or cash equivalents) and shares of our common stock allocated to the participant. As of April 1, 2014, the ESOP held approximately 1,143,042 shares of our common stock. We have not made contributions since 2003, and we do not plan to make a contribution in 2014.

We also provide group life, health, dental, disability, and medical reimbursement plans that do not discriminate in scope, terms, or operation in favor of our executive officers or directors and that are available generally to all salaried employees.

Our Named Executive officers are eligible to participate in all of these plans on the same terms as our other employees.

Perquisites and Other Personal Benefits

We provide our Named Executive Officers with perquisites and other personal benefits that the Board and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers. Currently, these perquisites consist of automobile expenses and club memberships. For 2013, the aggregate amount of perquisites and other personal benefits provided to our Named Executive Officers was less than $10,000 each, except for Chief Executive Officer Dunson K. Cheng and Chief Lending Officer Pin Tai.

The Board has adopted an Excessive and Luxury Expenditure Policy that prohibits certain excessive or luxury expenditures to the extent they are not reasonable expenditures for staff development, reasonable performance incentives, or other similar reasonable measures conducted in the normal course of our business operations.

This Policy contains standards that identify the types or categories of expenditures that are prohibited; identifies the types or categories of expenditures for which prior approval is required; provides approval procedures for certain types of expenditures; requires prompt internal reporting of violations to the Compensation Committee; and mandates accountability for adherence to the Policy. A copy of this Policy is available at www.cathaygeneralbancorp.com.

Establishing Our Executive Compensation

Role of Compensation Committee

The Compensation Committee, which is comprised of independent directors, exercises oversight with respect to the compensation philosophy, policies, practices, and implementation for our executive officers and directors. For information relating to the composition and responsibilities of the Compensation Committee, see “Compensation Committee” under “Board of Directors and Corporate Governance” above.

The Chief Executive Officer and the Compensation Committee review the performance of each Named Executive Officer (other than the Chief Executive Officer) and all other executive officers. The conclusions reached and recommendations made based on these reviews, which include salary adjustments and equity award amounts, are then taken into account by the Compensation Committee as it makes decisions about compensation of the Named Executive Officers and other executive officers. With respect to the Chief Executive Officer, the Compensation Committee reviews and approves the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance against those objectives, and approves the Chief Executive Officer’s compensation based on that evaluation. The Chief Executive Officer does not participate in any deliberations or voting regarding his own compensation.

The Compensation Committee has the authority to retain or obtain the advice of a compensation consultant, legal counsel, or such other advisors as it, in its sole discretion, deems necessary or advisable to assist it in carrying out its responsibilities. The Compensation Committee is responsible for the appointment, compensation, and oversight of the work of any such compensation consultant or other advisors. Before selecting an advisor or receiving advice, other than from our in-house counsel, the Compensation Committee makes inquiry and assesses the responses to determine whether there are any potential conflicts of interest. In making its determinations with respect to compensation, the Compensation Committee also has access to and seeks input from senior management, the Lead Independent Director, and other directors, as well as receiving administrative support and advice from the General Counsel, the Director of Human Resources of Cathay Bank, our senior risk officers, and representatives of other departments of Cathay Bank.

Compensation Consultant

In June 2012, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FWC”) as a compensation consultant. FWC reports directly to the Compensation Committee. Management has not retained its own compensation consultant. The Compensation Committee has conducted an inquiry and assessment with respect to FWC, and determined that it is independent of management, provides no other services to us or to management, has in place policies and procedures designed to prevent conflicts of interest, and has no conflicts of interest in acting as a compensation consultant to the Compensation Committee.

As part of its engagement, FWC informs the Compensation Committee on practices and trends in executive compensation in the banking sector. Specifically, FWC was engaged to assist the Compensation Committee in (a) designing a post-TARP Period compensation plan for certain of our executive officers that can meet the requirements of Section 162(m) of the Internal Revenue Code, (b) structuring our post-TARP Period equity compensation program, (c) assessing whether our incentive compensation program will be commensurate with prudent risk taking and links specific performance to the overall quality and sustainability of our performance and profitability, and (d) preparing the CD&A in this proxy statement.

FWC was consulted by the Compensation Committee as to how annual and long-term incentives might be structured after the TARP Period and as to levels of compensation at companies considered in our peer group. FWC consulted with the Compensation Committee with respect to the design for the performance restricted stock units that were awarded by the Compensation Committee in December 2013, as well as with respect to the design of the Executive Officer Annual Cash Bonus Program described above. In awarding performance restricted stock units, the Compensation Committee considered the tax and accounting treatment of the units compared to other forms of equity awards, the vesting provisions in the case of events such as death, disability, retirement, and change in control, and the range and scope of clawbacks. The amounts of the restricted stock unit awards and cash bonus awards were ultimately determined by the Compensation Committee.

Peer Group

As part of its engagement, FWC advised the Compensation Committee on selecting a group of peer companies (“Peer Group”) for purposes of assessing the competitiveness of executive compensation and performance for the post-TARP Period. The recommended Peer Group includes publicly-traded commercial banks or holding companies in the western United States (or major metropolitan areas) with which Cathay Bank may compete for business, capital, or executive talent, or that are within the range similar in total assets, number of employees, and market capitalization (between approximately one-third and three times Bancorp’s total assets and market capitalization). As of December 31, 2013, total assets for the Peer Group ranged from $6.5 billion to $29.7 billion, and market capitalization ranged from $1.3 billion to $4.8 billion. By comparison, our total assets were $11.0 billion and our market capitalization was $2.1 billion, which placed us near the median of the Peer Group. The Peer Group consists of the following 15 companies:

•	Bank of Hawaii Corporation

•	BBCN Bancorp, Inc.

•	City National Corporation

•	CVB Financial Corp.

•	East West Bancorp, Inc.

•	MB Financial, Inc.

•	National Penn Bancshares, Inc.

•	PacWest Bancorp

•	PrivateBancorp, Inc.

•	Prosperity Bancshares, Inc.

•	Sterling Financial Corporation

•	SVB Financial Group

•	Umpqua Holdings Corporation

•	Valley National Bancorp

•	Western Alliance Bancorporation

Compensation Decisions for Named Executive Officers

During 2013, the Compensation Committee held 15 meetings to discuss, review, and/or deliberate about our compensation program and the appropriate levels of compensation for the Named Executive Officers, and took action on one occasion by written consent. As discussed in this CD&A and elsewhere in this proxy statement, the Compensation Committee, consistent with its charter and the objectives of our compensation program, reviewed and considered relevant information available to it in making its compensation decisions.

While our policies and decisions with respect to our Named Executive Officers are not materially different than for our other executive officers, the Compensation Committee is not precluded from taking into account exceptional circumstances when making its decisions so long as those policies and decisions are believed to be in our best interests and those of our stockholders. In the case of our Chief Executive Officer, the greater relative size and range of his total compensation reflect his length of service, his critical role as the key person responsible for our earlier expansion and growth, and his leadership in guiding us through the recession and financial crisis of recent years back to profitability.

Base Salary and Salary Stock. In December 2012, the Compensation Committee increased the annual base salaries for each of our Named Executive Officers, except for Mr. Tai, for the period January 1, 2013, through December 31, 2013, with the net after-tax amount of the increase to be payable in salary stock. In May 2013, the Compensation Committee increased the annual base salary for Mr. Tai for the period May 20, 2013, through December 31, 2013, with the net after-tax amount of the increase to be payable in salary stock. The Board designated Mr. Tai as an “executive officer” for the purposes of Section 16 of the Exchange Act on May 16, 2013. The annual base salaries for the Named Executive Officers before adjustment and the increases are as follows:

Name	Annual Base Salary Before Adjustment ($)	Additional Base Salary Amount for 2013 ($)
Dunson K. Cheng	1,000,000	1,060,000
Peter Wu	463,000	420,000
Heng W. Chen	335,400	231,429
Irwin Wong	264,800	162,857
Pin Tai	310,000	240,000

Until it was eliminated at the end of the TARP Period on September 30, 2013, the net after-tax amount of the increase in the base salaries was to be paid in fully-vested, non-forfeitable shares of our common stock pursuant to our 2005 Incentive Plan. The number of shares granted each pay period equaled the additional base salary amount payable for that pay period (less applicable tax withholdings and deductions), divided by the closing price of a share of our common stock as reported on Nasdaq on the grant date (or, if the Nasdaq was closed on the grant date, by the Nasdaq closing price on the immediately preceding date on which the Nasdaq was open). The salary stock could not be sold or transferred (except in the case of death or permanent disability) during the TARP Period.

In awarding salary stock, the Compensation Committee discussed, among other things, the tax treatment and cost, the equity compensation and total annual compensation of the executive officers for 2013, the equity compensation and total annual compensation paid to executive officers of other financial institutions, our financial condition and projected financial performance for 2013, and our objectives and compensation practices. In determining the appropriate level of salary stock for each Named Executive Officer, the Compensation Committee reviewed and assessed the individual’s skills, responsibilities, performance, and contributions.

At the end of the TARP Period, the Compensation Committee eliminated the salary stock arrangements. In the meantime, the Compensation Committee had increased the cash portion of the annual base salaries of certain of the Named Executive Officers beginning approximately April 1, 2013. Mr. Wu’s annual base salary was increased to $475,000, Mr. Chen’s annual base salary was increased to $349,000, and Mr. Wong’s annual base salary was increased to $275,000. The annual base salaries for Mr. Cheng and Mr. Tai remained the same.

Cash Bonuses. On March 13, 2014, the Compensation Committee awarded cash bonuses to the Named Executive Officers for the three months ended December 31, 2013, being the portion of 2013 during which we were not subject to the EESA standards. The amounts awarded to the Named Executive Officers are as follows:

Name	Amount of Cash Bonus ($)
Dunson K. Cheng	300,000
Peter Wu	89,000
Heng W. Chen	66,000
Irwin Wong	54,000
Pin Tai	56,000

The Compensation Committee determined that the bonus payment to our Chief Executive Officer, Mr. Cheng, will be deferred. For details regarding the deferral, see “Nonqualified Deferred Compensation” below.

In making these awards, the Compensation Committee discussed, among other things, our financial condition and actual financial results for 2013 pro-rated for the fourth quarter of 2013, safety and soundness and risk management considerations, paying for performance, and the compensation of executive officers at peer banks and bank holding companies. During its discussions, the Compensation Committee considered, among other things, our growth in earnings, loans, and deposits, improvement to our efficiency ratio, that our earnings were near record levels, that we had fully redeemed the preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, and that our memorandum of understanding with the Federal Reserve had been terminated. Consideration of the amount of each award included an evaluation of each Named Executive Officer’s individual contributions towards these results.

Long-term Restricted Stock Units. The Compensation Committee awarded on March 13, 2014, long-term restricted stock units under our 2005 Incentive Plan to certain Named Executive Officers for the portion of 2013 during which we were subject to the EESA standards. The long-term restricted stock units represent a contingent right to receive one share of our common stock for each unit, were valued on the basis of the closing price of our common stock on the date of grant, and vest on the second anniversary of the date of grant, or earlier in the event of death or disability.

In awarding long-term restricted stock units, the Compensation Committee discussed the same matters as were discussed in awarding the cash bonuses, including an evaluation of each Named Executive Officer’s individual contributions during the TARP Period, and the extent to which an additional payment was appropriate in addition to the base salary and salary stock paid during the TARP Period to such Named Executive Officers.

The number of restricted stock units awarded to the Named Executive Officers are as follows:

Name	Number of Restricted Stock Units (#)
Dunson K. Cheng	0
Peter Wu	0
Heng W. Chen	861
Irwin Wong	821
Pin Tai	1,095

Performance-Based Restricted Stock Units. In December 2013, the Compensation Committee awarded performance-based restricted stock units under the 2005 Incentive Plan to the Named Executive Officers. If target performance is achieved, each restricted stock unit generally represents the right to receive one share of our common stock at the end of the performance period, subject to adjustment. Performance above the target generally results in payment of additional shares and performance below the target generally results in payment of fewer or no shares. The performance period for the restricted stock unit awards is the three years ending December 31, 2016. The performance criteria for the awards are diluted earnings per share (“EPS”) and total stockholder return (“TSR”) consisting of stock price growth plus dividends, relative to the companies in the KBW Regional Bank Index over the performance period. The Compensation Committee chose these two metrics because it concluded that successful performance against these metrics would align well with increases in long-term stockholder value.

FWC was consulted by the Compensation Committee with respect to the structure of the program for performance-based restricted stock units, which included consideration of types and amounts of long-term incentives at companies in our peer group. The Compensation Committee also considered the methodologies for calculating the amounts of the awards. Executives would be granted a target number of restricted stock units for each award type that would be based on an approved dollar value, which would then be converted to an amount of restricted stock units, based on accounting values, which in the case of the TSR-based restricted stock units, used the Monte-Carlo valuation model. The Compensation Committee also considered the tax and accounting treatment of performance share units compared to other forms of equity awards, the vesting provisions in the event of death, disability or retirement or a change in control, and the range and scope of clawbacks. The amounts of the performance-based restricted stock unit awards were ultimately determined by the Compensation Committee.

The restricted stock units payable to the Named Executive Officers for target performance are as follows:

Name	Number of Restricted Stock Units Based on EPS (#)	Number of Restricted Stock Units Based on TSR (#)
Dunson K. Cheng	38,095	39,292
Peter Wu	17,142	17,681
Heng W. Chen	14,285	14,734
Irwin Wong	9,523	9,823
Pin Tai	10,476	10,805

The number of target restricted stock units will be increased to the extent that dividends are paid on our common stock, as if reinvested on the ex-dividend date in additional shares.

For the awards based on EPS, the Compensation Committee used a projected cumulative EPS for the three-year performance period to establish a target EPS. The target EPS was based on our strategic plan and, in the opinion of the Compensation Committee, reflects reasonable earnings growth over the performance period and will not involve excessive risk to achieve. If the actual cumulative EPS for the three-year period equals the target, 100% of the restricted stock units earned will be scaled up to 150% of the units if the actual cumulative EPS is up to 15% or more than the target. If the actual cumulative EPS is less than 100%, but not more than 15% below the target, the number of units earned will be scaled down to 50%. If the actual cumulative EPS is more than 15% below the target, none of the restricted stock units will be earned.

For the awards based on TSR, the number of earned restricted stock units will be determined by comparing our TSR from the award date to December 31, 2016, with the TSR of each of the companies in the KBW Regional Bank Index over the performance period. If our TSR over the performance period is below the 30th percentile when ranked against each of the peer companies, no restricted stock units will be earned. If the ranking is equal to the 30th percentile, 50% of the target restricted stock units will be earned. To the extent that our TSR is ranked above the 30th percentile, the number of earned target restricted stock units will be scaled up to 150% of the target restricted stock units for performance at or above the 70th percentile, so that 100% of the target restricted stock units will be earned for performance at the 50th percentile.

If a “change in control” occurs before December 31, 2016, a number of the target restricted stock units based on EPS or TSR may be earned depending on the timing of change in control and whether they are assumed by a public company.

All the restricted stock units earned will be fully vested, and distribution of shares will commence generally within 90 days following the end of the performance period, provided the Named Executive Officer remains continuously employed through December 31, 2016. Special provision will apply if a Named Executive Officer dies, incurs a “total and permanent disability” or terminates employment on account of “retirement.”

Provision is made for cancellation of restricted stock unit awards or repayment under certain circumstances. In the event a restatement of our financial results as described in the award agreements occurs, up to 50% of the aggregate awards for that individual can be forfeited or cancelled, whether or not such units are vested. If a distribution of shares has already occurred, provision is made for the surrender of up to 50% of the total shares received or, if shares have been sold, repayment of the proceeds, but in no event more than 50% of the aggregate fair market value of all shares received by the employee pursuant to the award agreements.

In considering the award of performance-based restricted stock units, the Compensation Committee discussed, among other things, whether the awards would provide incentives that appropriately balance reward and risk, whether they could encourage executive officers to take imprudent risks that could pose a threat to our safety and soundness, the retention and incentive purpose of the awards and how they could serve to align the interests of the executive officers with those of our stockholders, and the methodology for calculating the number of units to be awarded. In particular, the Compensation Committee took into account the fact that, now that we had emerged from TARP restrictions that had severely limited the use of long-term incentive compensation, it was important to provide the Named Executive Officers with significant long-term incentives to both retain and motivate continued strong performance during the transition out of a TARP-constrained environment.

Additional Information Relating to Executive Compensation

Ownership Guidelines

We do not require that each Named Executive Officer maintain a minimum ownership interest in our stock.

Compensation Recovery Policy

As a result of our participation in the TARP Capital Purchase Program, we agreed that during the TARP Period any bonus or other incentive compensation we pay to our Named Executive Officers during the TARP Period would be subject to recovery (or “clawback”) if such payments were made based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Each of our Named Executive Officers had specifically agreed to the provisions of the clawback.

While this clawback policy is no longer applicable to us, the performance-based restricted stock units that were awarded to executive officers in 2013 are subject to a clawback. In addition, our Executive Officer Annual Cash Bonus Program provides for a clawback as well. We believe the principles of a clawback in the event of materially inaccurate financial or performance data are consistent with our compensation philosophy, which ties compensation to our financial and operating performance and the overall increase in stockholder value, and which does not encourage the taking of unnecessary and excessive risks that could threaten our value or encourage the manipulation of reported earnings to enhance the compensation of any employee.

Change in Control Agreements

The Board desires to promote stability and continuity of senior management and to help align their interests with those of our stockholders in the event of a change in control or potential change in control of Bancorp. Accordingly, we entered into Change of Control Employment Agreements (the “Control Agreements”) with each of our Named Executive Officers and certain other senior officers of Cathay Bank in November 2006. These Control Agreements were amended and restated in December 2008 to comply with Section 409A of the Internal Revenue Code. We believe that these agreements help to ensure that our key officers will remain fully engaged during a change in control or potential change in control. The Control Agreements provide for enhanced severance benefits in the event of a voluntary termination of employment for “good reason” or involuntary termination other than for “cause” following a “change in control.” Based on a review of information generally available to the public and the advice of outside legal counsel, the Board determined that these arrangements were competitive and reasonable. The Control Agreements do not influence our decisions surrounding the Named Executive Officer’s cash and equity compensation. For a more detailed discussion of the severance benefits, the events that would trigger payment of severance benefits, and the Control Agreements in general, see “Potential Payments Upon Termination or Change in Control” below.

We were restricted during the TARP Period from making any “golden parachute” or severance payments to any of our Named Executive Officers and each of the five next most highly-compensated employees. This restriction is no longer applicable and has not been a factor in the Compensation Committee’s compensation decisions or policies.

Say on Pay/Response to 2013 Vote

Our Board has been annually submitting to our stockholders a proposal to approve, on an advisory (non-binding) basis, our executive compensation. At the 2013 annual meeting of stockholders, 98.3% of the votes cast were in favor of approving this proposal. The Compensation Committee was aware of and considered the results of the advisory vote on executive compensation, and has construed this favorable vote of stockholders as supporting its executive compensation decisions and policies.

Pledging and Hedging Policy

Our Board has adopted a policy that prohibits, unless advance approval has been obtained from the Board, all directors and executive officers (including the Named Executive Officers) from holding our securities in a margin account or otherwise pledging or hypothecating our securities as collateral for a loan, entering into hedging or monetization transactions or similar arrangements with respect to our securities, or engaging in certain other speculative trading in our securities. No such approvals have been granted.

Deductibility of Executive Compensation

As part of its responsibilities, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain employees. This limitation does not apply, however, to “performance-based compensation” that is payable due to the attainment of one or more pre-established performance goals, the material terms of which have been approved by the stockholders in advance of payment. During the TARP Period, we were unable to deduct compensation paid to any of our Named Executive Officers in excess of $500,000, and the exemption for performance-based compensation was not available. This limitation is no longer applicable.

Nonqualified Deferred Compensation

We do not have a deferred compensation program, and we have no current plans to implement such a program. However, we do have two deferred compensation arrangements with Dunson K. Cheng, our President and Chief Executive Officer. For details regarding these deferral arrangements, see “Nonqualified Deferred Compensation” below.

Accounting for Stock-Based Compensation

On January 1, 2006, we adopted FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718) on a modified prospective basis. FASB ASC Topic 718 requires an entity to recognize compensation expense based on an estimate of the number of awards expected to actually vest, exclusive of awards expected to be forfeited.

Under the 2005 Incentive Plan, we are permitted to issue both incentive stock options and nonstatutory stock options. However, in earlier years the Compensation Committee elected to award only nonstatutory stock options because it believed that the tax benefits to the company outweighed the potential tax benefits of incentive stock options to our employees. Generally, nonstatutory stock options entitled us to a deduction at the time the options are exercised and in the same amount as the optionee’s taxable income, calculated as the excess of the fair market value of the shares over the exercise price. In the case of incentive stock options, we would be entitled to a deduction equaling the amount of the optionee’s taxable income as calculated above, but only if shares were sold within one year of exercise or two years of grant.

With the adoption of FASB ASC Topic 718, the accounting treatment for all forms of stock options changed, thereby prompting us to review the relative merits of nonstatutory stock options. As a result of this review and the restrictions on forms of incentive compensation imposed by EESA, we have recently awarded restricted stock units to those eligible under our 2005 Incentive Plan.

A desirable feature of restricted stock and restricted stock units is that they permit us to issue fewer shares, thereby reducing potential stockholder dilution. We believe that restricted stock and restricted stock units provide an equally motivating form of incentive compensation as stock options, and we will weigh the costs of restricted stock, restricted stock units, and nonstatutory stock option grants with their potential benefits as compensation tools. Stock options only have value to the extent that our share price on the date of exercise exceeds the exercise price on the grant date and are an effective motivational tool when the stock price rises over the term of the award. Restricted stock and restricted stock units serve to reward and retain executive officers through shares valued at the current price on the date the restriction lapses, which awards may be subject to both service- and performance-based conditions.

We believe that being able to award restricted stock, restricted stock units, and nonstatutory stock options, separately or in combination, should serve our objectives of incentivizing our executive officers to focus on delivering long-term value to our stockholders.

Compensation Committee Interlocks and Insider Participation

No person who was a member of the Compensation Committee during 2013 had any relationships requiring disclosure.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013.

The following portion of this Compensation Committee Report applies to the period in 2013 during which we were subject to the EESA standards (January 1, 2013 to September 30, 2013).

As described in the CD&A, the compensation program for the Named Executive Officers and other Cathay Bank employees during the TARP Period consisted primarily of base salary and equity compensation. The base salaries of the Named Executive Officers are determined each year on a case-by-case basis and, during the portion of 2013 in which we were subject to the EESA standards, included salary stock as described above. No cash bonuses were paid for the portion of 2013 during which we were subject to the EESA standards, but long-term restricted stock units within the meaning of the EESA were awarded to our Named Executive Officers as described above. These long-term restricted stock units were awarded in accordance with the regulations applicable to participants in the TARP Capital Purchase Program, as described in the CD&A, which required that the only form of bonus, incentive compensation, and retention awards we were permitted to award to our Named Executive Officers and the 10 next most highly-compensated employees during the TARP Period were long-term restricted stock or restricted stock units, provided that the value of such award could not exceed one-third of that employee’s annual compensation as determined for the fiscal year of the award and that the award could vest and be transferable only in accordance with the terms of the EESA.

Generally, we believe that by using a combination of base salary and equity compensation during the TARP Period, our compensation program avoids encouraging the Named Executive Officers to take unnecessary and excessive risks that threaten the value of Bancorp. We also believe that such risk is mitigated by the variable factors we take into account in making our compensation decisions. We believe that an appropriate mix of total compensation comprised of fixed base salaries and equity compensation can strike an appropriate balance between short- and long-term risk and reward, and ultimately drive appropriate and desired results that are consistent with Bancorp’s overall growth strategy and risk profile. Accordingly, we seek to balance base salary and equity compensation for Named Executive Officers and to not cause base salary to be disproportionately low compared with equity compensation.

We also seek to discourage the Named Executive Officers from taking unnecessary and excessive risks by having base salary and equity compensation determinations made on the basis of variable factors in our discretion as described in the CD&A. We endeavor to set realistic performance goals because we believe that setting goals that are unattainable could encourage excessive risk taking to achieve those goals. We also want to be comfortable that the maximum payout opportunity under the best performance scenario is both reasonable and not likely to motivate excessive risk taking. We believe the use of variable metrics and subjecting compensation decisions to qualitative evaluation serve to minimize the potential for excessive risk taking. Formula-based metrics focused solely on quantitative returns may encourage increased risk taking in singular pursuit of specific objectives for individual enrichment without due regard for the long-term welfare of Bancorp and the interests of our stockholders.

By avoiding formula-based quantitative measures during the TARP Period, our compensation program seeks to reduce the potential for manipulation of specific quantitative results and affords us the flexibility to look beyond specific quantitative metrics and assess the quality of the financial results and their effect on the long-term objectives and welfare of Bancorp and the interests of our stockholders. Under this flexible approach, we can further measure relative performance against industry averages or other performance objectives rather than on absolute returns.

In accordance with the EESA, further measures had been taken during the TARP Period to limit features in the compensation arrangements that could lead the Named Executive Officers to take unnecessary and excessive risks, unnecessarily expose Bancorp to risks, or encourage the manipulation of our reported earnings to enhance the compensation of an employee. Specifically, we amended our compensation program to provide that: (a) the Named Executive Officers were not eligible to receive compensation thereunder to the extent we determine that such compensation may provide incentives for them to take unnecessary and excessive risks that threaten the value of Bancorp; (b) each Named Executive Officer and the 20 next most highly-compensated employees were required to return any bonus, retention award, or incentive compensation paid to them based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (the “clawback”); and (c) we would not pay or accrue any bonus, retention award, or incentive compensation to any Named Executive Officer or the 10 next most highly-compensated employees, other than certain long-term restricted stock or restricted stock units permitted under the EESA.

In addition, we have reviewed and will continue to review and evaluate with our senior risk officers at least every six months our compensation plans and the risks posed by these plans in order to identify and limit the features that could lead to the taking of unnecessary and excessive risks that could threaten our value, to identify any features in these plans that could pose risks to us and limit those features to ensure we are not unnecessarily exposed to risks, and to eliminate any features in employee compensation plans that would encourage the manipulation of our reported earnings to enhance the compensation of any employee. The “clawback” features supported the accuracy of our financial statements and encouraged the maintenance of accurate books and records and compliance with applicable accounting policies.

The Compensation Committee certifies that, during the portion of 2013 when we were subject to the EESA standards:

•

It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Bancorp;

•	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Bancorp; and

•

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Bancorp to enhance the compensation of any employee.

Compensation Committee

Ting Y. Liu (Chairman)

Kelly L. Chan

Patrick S.D. Lee

Joseph C.H. Poon

Remuneration of Executive Officers

The following tables set forth information regarding the compensation for services in all capacities paid or accrued for the periods indicated to our principal executive officer, principal financial officer, and three most highly compensated executive officers other than our principal executive officer and principal financial officer (the “Named Executive Officers”).

Summary Compensation Table

The table below sets forth information for the Named Executive Officers regarding compensation for the last three completed fiscal years:

Summary Compensation Table
Name and Principal Position	Year	Salary 1/ ($)		Bonus ($)	Stock awards 2/ ($)	Option awards 3/ ($)	Non-equity incentive plan compensation 4/ ($)	Change in pension value and non- qualified deferred compensation earnings ($)		All other compensation 5/ ($)		Total ($)
Dunson K. Cheng	2013	1,848,846	6/	300,000	1,999,975	—	—	15,980	7/	17,235	8/	4,182,036
Chairman of the Board, President, and Chief Executive Officer of Bancorp and Cathay Bank	2012	1,565,000		—	782,485	—	—	14,909		6,250		2,368,644
	2011	1,000,000		—	499,991	—	—	13,909		6,125		1,520,025

Peter Wu	2013	789,104	9/	89,000	899,959	—	—	—		6,375		1,784,438
Executive Vice Chairman of the Board and Chief Operating Officer of Bancorp and Cathay Bank	2012	705,625		—	352,803	—	—	—		6,250		1,064,678
	2011	449,625		—	224,799	—	—	—		6,125		680,549

Heng W. Chen	2013	520,828	10/	66,000	771,960	—	—	—		6,375		1,365,163
Executive Vice President and Chief Financial Officer of Bancorp and Cathay Bank	2012	467,800		—	233,899	—	—	—		6,250		707,949
	2011	321,750		—	160,925	—	—	—		6,125		488,800

Irwin Wong	2013	395,886	11/	54,000	520,951	—	—	—		6,375		977,212
Senior Executive Vice President and Chief Retail Administration and Regulatory Affairs Officer of Cathay Bank	2012	357,850		—	178,916	—	—	—		6,250		543,016
	2011	254,750		—	127,372	—	—	—		6,125		388,247

Pin Tai 12/	2013	456,039	13/	56,000	681,059	—	—	—		28,835	14/	1,221,933
Executive Vice President and Chief Lending Officer of Cathay Bank

1/

Includes salary stock received by the Named Executive Officers and amounts deferred by Named Executive Officers under the 401(k) Profit Sharing Plan. For a discussion of salary stock, see “Compensation Discussion and Analysis – Components of Our 2013 Executive Compensation Program” above.

2/

The amounts shown, if any, are not cash compensation received by the Named Executive Officer and may not correspond to the actual value that could be realized by the Named Executive Officer. Instead, the amount represents the fair value of restricted stock units computed for the corresponding fiscal year, in accordance with FASB ASC Topic 718, valued based on the closing price of the Bancorp’s common stock on the date of the grant.

3/	No stock options were granted to the Named Executive Officers for the last three completed fiscal years.

4/	No non-equity incentive plan compensation was paid to the Named Executive Officers for the last three completed fiscal years.

5/

The amounts in this column consist of employer contributions under the 401(k) Profit Sharing Plan. Perquisites and other personal benefits, or property, are excluded if the aggregate amount was less than $10,000. Group life insurance, health insurance, and long-term disability insurance premiums are also excluded because such premiums are pursuant to a plan that does not favor executive officers or directors and is generally available to all salaried employees.

6/

Includes $1,003,846 cash salary, $795,000 salary stock, and $50,000 for accrued vacation paid to Mr. Cheng in 2013. The salary stock was paid to Mr. Cheng partly through the delivery of 23,392 fully-vested, non-forfeitable shares of our common stock and partly through the withholding of $303,164 to satisfy tax withholding.

7/

This amount consists of interest paid on deferred compensation that is considered above-market under the regulations of the SEC. For a discussion of the deferral arrangements, see “Nonqualified Deferred Compensation” below.

8/	This amount consists of $6,375 in employer contributions under the 401(k) Profit Sharing Plan, $3,567 for automobile expense, and $7,293 in club memberships.

9/

Includes $474,104 cash salary and $315,000 salary stock paid to Mr. Wu in 2013. The salary stock was paid to Mr. Wu partly through the delivery of 9,177 fully-vested, non-forfeitable shares of our common stock and partly through the withholding of $121,921 to satisfy tax withholding.

10/

Includes $347,257 cash salary and $173,571 salary stock paid to Mr. Chen in 2013. The salary stock was paid to Mr. Chen partly through the delivery of 5,022 fully-vested, non-forfeitable shares of our common stock and partly through the withholding of $67,896 to satisfy tax withholding.

11/

Includes approximately $273,743 cash salary and $122,143 salary stock paid to Mr. Wong in 2013. The salary stock was paid to Mr. Wong partly through the delivery of 3,517 fully-vested, non-forfeitable shares of our common stock and partly through the withholding of $48,117 to satisfy tax withholding.

12/	Mr. Tai was not a Named Executive Officer during 2011 or 2012. Therefore, no compensation information for those years appears in the Summary Compensation Table for Mr. Tai.

13/

Includes approximately $311,193 cash salary, $132,923 salary stock, and $11,923 for accrued vacation paid to Mr. Tai in 2013. The salary stock was paid to Mr. Tai partly through the delivery of 3,690 fully-vested, non-forfeitable shares of our common stock and partly through the withholding of $50,376 to satisfy tax withholding.

14/	This amount consists of $6,375 in employer contributions under the 401(k) Profit Sharing Plan, $693 for automobile expense, $1,767 in spousal travel, and $20,000 in relocation expense.

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards to our Named Executive Officers in 2013.

The salary stock represents shares of our common stock issued to the Named Executive Officers as an adjustment to their base salary. The amount of the adjustment was paid partly in fully-vested, non-forfeitable shares of our common stock and partly in cash to satisfy tax withholding. Payment was made on each payroll date for the pay periods beginning January 1, 2013 and ending September 30, 2013, with the exception of Pin Tai, whose payment started from the pay period beginning May 20, 2013, with the number of shares being equal to the additional base salary amount payable for each pay period, divided by the closing price of our common stock as reported on Nasdaq. The shares, upon issuance, were subject to certain transfer restrictions under the EESA. This table does not include the long-term restricted stock units awarded to the Named Executive Officers on March 13, 2014, as discussed in the CD&A above.

Grants of Plan-Based Awards
Name	Type of Grant	Grant date	Estimated future payouts under equity and non-equity incentive plan awards			All other stock awards: number of shares of stock or units (#) 1/		All other option awards; number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) 4/
			Threshold ($)	Target ($)	Maximum ($)
Dunson K. Cheng	Restricted Stock Units	12/18/2013	—	—	—	39,292	2/	—	—	999,981
	Restricted Stock Units	12/18/2013	—	—	—	38,095	2/	—	—	999,994
	Salary Stock	Various	—	—	—	23,392		—	—	491,833
Peter Wu	Restricted Stock Units	12/18/2013	—	—	—	17,681	2/	—	—	449,981
	Restricted Stock Units	12/18/2013	—	—	—	17,142	2/	—	—	449,978
	Salary Stock	Various	—	—	—	9,177		—	—	193,077
Heng W. Chen	Restricted Stock Units	12/18/2013	—	—	—	14,734	2/	—	—	374,980
	Restricted Stock Units	12/18/2013	—	—	—	14,285	2/	—	—	374,981
	Salary Stock	Various	—	—	—	5,022		—	—	105,678
Irwin Wong	Restricted Stock Units	12/18/2013	—	—	—	9,823	2/	—	—	249,995
	Restricted Stock Units	12/18/2013	—	—	—	9,523	2/	—	—	249,979
	Salary Stock	Various	—	—	—	3,517		—	—	74,019
Pin Tai	Restricted Stock Units	3/14/2013	—	—	—	3,981	5/	—	—	81,889
	Restricted Stock Units	4/15/2013	—	—	—	3,973	3/	—	—	73,103
	Restricted Stock Units	5/17/2013	—	—	—	1,454	3/	—	—	29,996
	Restricted Stock Units	12/18/2013	—	—	—	10,805	2/	—	—	274,987
	Restricted Stock Units	12/18/2013	—	—	—	10,476	2/	—	—	274,995
	Salary Stock	Various	—	—	—	3,690		—	—	82,535

1/

The number of shares of salary stock for each Named Executive Officer was payable on each payroll date for the pay periods beginning January 1, 2013, and ending December 31, 2013, with the exception of Pin Tai, whose payment started from the pay period beginning May 20, 2013, but have been aggregated for purposes of this table.

2/

Each restricted stock unit represents the contingent right to receive one share of common stock upon vesting. The number of restricted stock units that are earned can be from 0% of the target award up to 150% of the target award, depending upon the achievement of certain performance criteria. These restricted stock units are scheduled to vest in a single installment on December 31, 2016, subject to continued employment, but may vest to some extent earlier in the event of death, disability, retirement after December 31, 2015, or a change in control, with the number of units earned being based on the achievement of certain performance criteria.

3/

Consists of long-term restricted stock units within the meaning of the Emergency Economic Stabilization Act of 2008, as amended from time to time, and the rules and regulations promulgated thereunder (“EESA”). Each unit represents a contingent right to receive one share of common stock. These restricted stock units are scheduled to vest on the second anniversary of the grant date, or earlier in the event of death or disability.

4/

The grant date fair value of the restricted stock units is as determined for financial reporting purposes and included in the “Stock awards” column for each Named Executive Officer in the “Summary Compensation Table” above. The value of the salary stock is included in the “Salary” column in the “Summary Compensation Table” above, but the portion paid in cash to satisfy tax withholding is not included in this table.

5/	Consists of restricted stock units awarded for 2012 compensation and therefore not included on the “Stock awards” column in the “Summary Compensation Table” above.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding outstanding equity awards as of December 31, 2013, made to our Named Executive Officers. Except as stated in the footnotes below, all options vest in 20% increments over a five-year period. All options terminate 10 years from the date of the grant, subject to early termination in the event of termination of employment, disability, or death. Stock awards consist of restricted stock units, each of which represents a contingent right to receive one share of our common stock. This table does not include the long-term restricted stock units awarded to the Named Executive Officers on March 13, 2014, discussed in the CD&A above.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value or unearned shares, units or other rights that have not vested ($) */
Dunson K. Cheng	154,940		—	—	37.00	2/17/2015	—	—	—		—
	245,060	1/	—	—	32.47	3/22/2015	—	—	—		—
	264,694	2/	—	—	33.54	5/12/2015	—	—	—		—
	154,940		—	—	36.24	1/25/2016	—	—	—		—
	154,970		—	—	23.37	2/21/2018	—	—	—		—
	100,000	3/	—	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	11,862	4/	317,071	4/
	—		—	—	—	—	—	—	30,481	5/	814,757	5/
	—		—	—	—	—	—	—	39,292	6/	1,050,275	6/
	—		—	—	—	—	—	—	38,095	6/	1,018,279	6/
Peter Wu	100,000		—	—	28.695	2/19/2014	—	—	—		—
	72,170		—	—	37.00	2/17/2015	—	—	—		—
	72,170		—	—	36.24	1/25/2016	—	—	—		—
	72,230		—	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	5,379	4/	143,781	4/
	—		—	—	—	—	—	—	13,716	5/	366,629	5/
	—		—	—	—	—	—	—	17,681	6/	472,613	6/
	—		—	—	—	—	—	—	17,142	6/	458,206	6/
Heng W. Chen	40,100		—	—	37.00	2/17/2015	—	—	—		—
	45,000		—	—	36.24	1/25/2016	—	—	—		—
	44,000		—	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	4,819	4/	128,812	4/
	—		—	—	—	—	—	—	7,988	5/	213,519	5/
	—		—	—	—	—	—	—	14,734	6/	393,840	6/
	—		—	—	—	—	—	—	14,285	6/	381,838	6/
Irwin Wong	32,580		—	—	37.00	2/17/2015	—	—	—		—
	31,000		—	—	36.24	1/25/2016	—	—	—		—
	20,000		—	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	3,810	4/	101,841	4/
	—		—	—	—	—	—	—	6,001	5/	160,407	5/
	—		—	—	—	—	—	—	9,823	6/	262,569	6/
	—		—	—	—	—	—	—	9,523	6/	254,550	6/
Pin Tai	8,000		—	—	28.695	2/19/2014	—	—	—		—
	14,710		—	—	37.00	2/17/2015	—	—	—		—
	13,750		—	—	36.90	1/19/2016	—	—	—		—
	25,000		—	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	3,084	4/	82,435	4/
	—		—	—	—	—	—	—	3,981	7/	106,412	7/
	—		—	—	—	—	—	—	3,973	8/	106,198	8/
	—		—	—	—	—	—	—	1,454	9/	38,865	9/
	—		—	—	—	—	—	—	10,805	6/	288,818	6/
	—		—	—	—	—	—	—	10,476	6/	280,023	6/

*/	The value equals the closing price of Bancorp common stock on the last business day of Bancorp’s most recently completed fiscal year, multiplied by the number of shares underlying the award.

1/

These options vested at a rate of 30% on the date of grant, March 22, 2005; 10% vested on November 20, 2005; and the remainder vested at a rate of 20% in three equal annual increments beginning November 20, 2006.

2/	These options vested at a rate of approximately 40% on November 20, 2005, and the remainder vested at a rate of approximately 20% in three equal annual increments beginning November 20, 2006.

3/	These options vested at a rate of 50% in two annual increments beginning February 21, 2009.

4/	These restricted stock units are scheduled to vest in a single installment on May 8, 2014, or earlier in the event of death or disability.

5/	These restricted stock units are scheduled to vest in a single installment on December 20, 2014, or earlier in the event of death or disability.

6/

Each restricted stock unit represents the contingent right to receive one share of common stock upon vesting. The number of restricted stock units that are earned can be from 0% of the target award up to 150% of the target award, depending upon the achievement of certain performance criteria. These restricted stock units are scheduled to vest in a single installment on December 31, 2016, subject to continued employment, but may vest to some extent earlier in the event of death, disability, retirement after December 31, 2015, or a change in control, with the number of units earned being based on the achievement of certain performance criteria.

7/	These restricted stock units are scheduled to vest in a single installment on March 14, 2015, or earlier in the event of death or disability.

8/	These restricted stock units are scheduled to vest in a single installment on April 15, 2015, or earlier in the event of death or disability.

9/	These restricted stock units are scheduled to vest in a single installment on May 17, 2015, or earlier in the event of death or disability.

Option Exercises and Stock Vested

The table below sets forth information regarding stock options exercised and vesting of stock awards for the Named Executive Officers during 2013.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) 1/	Number of shares acquired on vesting (#)	Value realized on vesting ($) 2/
Dunson K. Cheng	153,660	$78,893	34,297	$802,031
Peter Wu	—	—	15,308	$354,580
Heng W. Chen	19,896	$8,953	10,887	$249,998
Irwin Wong	143,040	$68,761	8,614	$197,709
Pin Tai	16,180	$14,574	8,839	$203,074

1/

The value realized equals the difference between the option exercise price and the closing price of Bancorp common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

2/	The value realized equals the closing price of Bancorp common stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits

Our Named Executive Officers did not receive any benefits during 2013 under any defined contribution plan other than the 401(k) Profit Sharing Plan. We do not have any defined benefit plans.

Nonqualified Deferred Compensation

We have two deferred compensation arrangements with Dunson K. Cheng, our President and Chief Executive Officer.

In an agreement, effective November 23, 2004, Mr. Cheng agreed to defer any cash bonus amounts in excess of $225,000 for the year ended December 31, 2004, until January 1 of the first year following such time as Mr. Cheng separates from us (the “Cheng Deferred Compensation Agreement”). This Cheng Deferred Compensation Agreement was amended and restated on November 8, 2007, to comply with Section 409A of the Internal Revenue Code (the “Code”) and provides that, if Mr. Cheng is subject to Section 409A of the Code, payment of the deferred amount will be delayed to the later of:

(i) January 1 of the first year following his separation from service; or (ii) the first day of the seventh month following his separation from service. Pursuant to this agreement, an amount equal to $610,000 was deferred in 2004. The deferred amount accrues interest at the rate of 7% per annum computed based on the actual number of days during each period divided by the actual number of days for the full year. The deferred amount will be increased each quarter by the amount of interest computed for the preceding quarter. Beginning on the tenth anniversary of the agreement, the interest rate will equal 275 basis points above the then prevailing interest rate on a 10-year Treasury note.

On March 13, 2014, the Compensation Committee awarded Dunson K. Cheng a cash bonus in the amount of $300,000 for the quarter ended

December 31, 2013, and provided as part of the award that payment of the bonus would be deferred until the later of: (i) January 1 of the first year following Mr. Cheng’s separation from service; or (ii) the first day of the seventh month following Mr. Cheng’s separation from service. The Committee’s award further provided that the deferred amount accrues interest at the rate of 5.02% per annum compounded quarterly, will be increased each quarter by the amount of interest computed for that quarter, and, beginning on the fifth anniversary of the award, the interest rate will equal 350 basis points above the then prevailing interest rate on a five-year Treasury note.

The table below sets forth information regarding non-qualified deferred compensation arrangements for our Named Executive Officers during 2013.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Dunson K. Cheng	—	—	76,616	1/	—	1,142,822	2/
Peter Wu	—	—	—		—	—
Heng W. Chen	—	—	—		—	—
Irwin Wong	—	—	—		—	—
Pin Tai	—	—	—		—	—

1/	Includes $15,980 reported in the “Summary Compensation Table” above as interest that is considered above-market under the regulations of the SEC.

2/	Includes $705,152 reported in the “Summary Compensation Table” for previous years, but does not include deferral of the $300,000 bonus awarded in March 2014.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Bancorp has not entered into any written employment agreements with any of the Named Executive Officers, with the exception of the Control Agreements with each of the Named Executive Officers which in effect become employment agreements upon the occurrence of a change in control as defined therein.

The tables below under “Cash Compensation and Benefits in the Event of a Change in Control” reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of the Named Executive Officer’s employment after a change in control. The amount of compensation payable to each Named Executive Officer upon voluntary and involuntary termination and in the event of death or disability of the Named Executive

Officer is shown. The amounts shown assume that such termination was effective as of December 31, 2013, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out, if any, can only be determined at the time of the Named Executive Officer’s separation from Bancorp and Cathay Bank.

In addition, a separate table below under “Equity Compensation in the Event of a Change in Control” reflects the value of any equity awards granted to each Named Executive Officer under the 2005 Incentive Plan and the 1998 Incentive Plan that may be accelerated upon a change in control of Bancorp even if there was no termination of the Named

Executive Officer’s employment. The administrator of the 2005 Incentive Plan has the discretion to have Bancorp assume, substitute, or adjust each outstanding award under such plan, accelerate the vesting of any options, or terminate any restrictions on stock awards or cash awards upon a change in control, as defined therein. Similarly, under the 1998 Incentive Plan, upon a change in control of Bancorp, as defined therein, the Board has the discretion to accelerate the vesting of options under the 1998 Incentive Plan and to determine if outstanding options under the 1998 Incentive Plan will be cashed out at the change in control price, as defined therein.

Payments Made Upon Termination Other Than After a Change in Control

A Named Executive Officer who ceases to be an employee of Bancorp other than after a change in control, whether voluntary or involuntary and with or without cause, including in the event of retirement, disability, or death, will be entitled to receive the following, which are generally available to all salaried employees:

•	base salary through the date of termination;

•	accrued vacation pay as of the date of termination;

•	vested benefits as of the date of termination;

•	if termination resulted from disability: long-term disability benefits of two-thirds annual base salary up to $15,000 per month and vesting of long-term restricted stock units; and

•	if termination resulted from death: three times annual base salary, up to $600,000, subject to reduction beginning at age 65, and vesting of long-term restricted stock units.

In addition to such amounts, Mr. Cheng would also be entitled to receive payment of the cash bonuses, and interest thereon, deferred under the deferred compensation arrangements described under “Executive Compensation—Nonqualified Deferred Compensation” above.

Change of Control Employment Agreements

Bancorp entered into the Control Agreements with each of the Named Executive Officers which in effect become employment agreements upon the occurrence of a change in control as defined therein. The Control Agreements for each of the Named Executive

Officers are substantially similar and have been filed as exhibits to Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008.

The following is only a summary of the significant terms of the Control Agreements. This summary is qualified in its entirety by reference to the Control Agreements. For a discussion of the purposes of the Control Agreements and their relationship to our compensation policy, see “Change in Control Agreements” under “Executive Compensation—Compensation Discussion and Analysis” above.

Pursuant to the Control Agreements, Bancorp or Cathay Bank (as applicable) has agreed to continue the employment of each Named Executive Officer for a period of three years from the occurrence of a change of control (the “effective date”). During this employment period, each Named Executive Officer will be entitled to the following compensation and benefits:

•	An annual base salary at least equal to 12 times the highest monthly base salary paid or payable (including deferred salary) during the 12-months preceding the effective date;

•

An annual cash bonus at least equal to the highest annual bonus earned for the last three full fiscal years prior to the effective date (with partial years being annualized for the purpose of determining the amount of the bonus);

•

Participation in all incentive, saving, and retirement plans and programs applicable generally to other peer executives on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

•	Participation in welfare benefit plans and programs on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

•	Reimbursement for all reasonable expenses in accordance with procedures in effect during the 120-day period immediately prior to the effective date;

•

Fringe benefits (including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses) in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date;

•	Office, secretarial and support staff; and

•	Paid vacation in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date.

Payments Made Upon Death or Disability After a Change in Control

The Control Agreements provide that, in the event of the death or disability of a Named Executive Officer after a change in control, Bancorp or Cathay Bank (as applicable) has agreed to pay the Named Executive Officer (or the Named Executive Officer’s estate or beneficiaries in the event of death): (i) base salary through the date of termination; (ii) a pro-rata bonus until the date of termination of the higher of (A) the highest annual bonus earned for the last three full fiscal years prior to the change in control and (B) the annual bonus paid or payable for the most recently completed fiscal year following the change in control, including any bonus or portion thereof that has been earned but deferred (the greater of clauses (A) and (B), the “Highest Annual Bonus”); (iii) any accrued vacation pay (items (i), (ii), and (iii), collectively, the “Accrued Obligations”); and (iv) amounts that are vested benefits or that the Named Executive Officer is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, Bancorp or Cathay Bank at or subsequent to the date of termination (“Other Benefits”).

Payments Made Upon Involuntary Termination Other Than For Cause or Voluntary Termination For Good Reason After a Change in Control

The Control Agreements provide that, if a Named Executive Officer’s employment is terminated following a change in control (other than termination by Bancorp or Cathay Bank for cause or by reason of death or disability or by the Named Executive Officer for other than “good reason”) or if the Named Executive Officer terminates employment in certain circumstances defined in the Control Agreements which constitute “good reason,” in addition to the Accrued Obligations and Other Benefits as defined in the preceding section, the Named Executive Officer will be paid the aggregate of the following in a lump sum in cash within 30 days after the date of termination:

•	an amount equal to a multiple (two, two and one-half, or three, depending on the applicable Control
Agreement) of the Named Executive Officer’s annual base salary and of the Highest Annual Bonus; and

•

an amount equal to the sum of Bancorp’s or Cathay Bank’s (as applicable) matching or other employer contributions under Bancorp’s or Cathay Bank’s qualified defined contribution plans and any excess or supplemental defined contribution plans in which the Named Executive Officer participates that the Named Executive Officer would receive if the Named Executive Officer’s employment continued (for two, two and one-half, or three years after the date of termination, depending on the applicable Control Agreement).

Also (for a period of two, two and one-half, or three years, depending on the applicable Control Agreement), the Named Executive Officer would be entitled to receive welfare benefits (including medical, prescription, dental, disability, employee life, group life, accidental death, and travel accident insurance) at least equal to, and at the same after-tax cost to the Named Executive Officer, as those that would have been provided in accordance with the plans, programs, practices, and policies then in effect. In addition, the Named Executive Officer would be entitled to receive outplacement services, provided that the cost of such outplacement services will not exceed $50,000.

Payments Made Upon Involuntary Termination For Cause or Voluntary Termination For Other Than Good Reason After a Change in Control

The Control Agreements provide that, if a Named Executive Officer’s employment is terminated for cause following a change in control or if the Named Executive Officer terminates his employment for other than “good reason,” Bancorp or Cathay Bank has agreed to pay the Named Executive Officer: (i) base salary through the date of termination; (ii) any accrued vacation pay; and (iii) Other Benefits.

Certain Additional Payments

The Control Agreements provide that each Named Executive Officer is eligible for tax gross-up payments in reimbursement for change in control excise taxes imposed on the severance payments and benefits, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the excise taxes, in which case the payments and benefits will be reduced to the maximum amount.

Cash Compensation and Benefits in the Event of a Change in Control

The tables below show the potential cash payments and benefits for the Named Executive Officers if, hypothetically solely for the purposes of this proxy statement, there had been a change in control effective December 31, 2013, and the Named

Executive Officer had been terminated as of the same day. These tables include the dollar amount of salary stock awarded as part of the base salary of each Named Executive Officer, but exclude accrued and unpaid salary and vacation as well as Other Benefits because all employees are generally entitled to these payments and benefits upon termination of employment.

	Voluntary Termination		Involuntary Termination
Dunson K. Cheng	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 1/	$0	$9,780,000	$0	$9,780,000	$0
Accrued Obligations 2/	0	1,200,000	0	1,200,000	1,200,000
401(k) Matching	0	19,125	0	19,125	0
Benefits 3/
Group Life Insurance	0	2,106	0	2,106	0
Health Insurance	0	15,902	0	15,902	0
Long-Term Disability Insurance	0	1,458	0	1,458	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	4,182,301	0	4,182,301	0

TOTAL:	$0	$15,250,892	$0	$15,250,892	$1,200,000

	Voluntary Termination		Involuntary Termination
Peter Wu	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 4/	$0	$3,127,500	$0	$3,127,500	$0
Accrued Obligations 2/	0	356,000	0	356,000	356,000
401(k) Matching	0	15,938	0	15,938	0
Benefits 3/
Group Life Insurance	0	2,464	0	2,464	0
Health Insurance	0	22,553	0	22,553	0
Long-Term Disability Insurance	0	1,215	0	1,215	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	1,349,481	0	1,349,481	0

TOTAL:	$0	$4,925,151	$0	$4,925,151	$356,000

	Voluntary Termination		Involuntary Termination
Heng W. Chen	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 5/	$0	$1,688,857	$0	$1,688,857	$0
Accrued Obligations 2/	0	264,000	0	264,000	264,000
401(k) Matching	0	12,750	0	12,750	0
Benefits 3/
Group Life Insurance	0	2,160	0	2,160	0
Health Insurance	0	20,274	0	20,274	0
Long-Term Disability Insurance	0	972	0	972	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	778,259	0	778,259	0

TOTAL:	$0	$2,817,272	$0	$2,817,272	$264,000

	Voluntary Termination		Involuntary Termination
Irwin Wong	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 6/	$0	$1,307,714	$0	$1,307,714	$0
Accrued Obligations 2/	0	216,000	0	216,000	216,000
401(k) Matching	0	12,750	0	12,750	0
Benefits 3/
Group Life Insurance	0	2,034	0	2,034	0
Health Insurance	0	18,043	0	18,043	0
Long-Term Disability Insurance	0	967	0	967	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	600,812	0	600,812	0

TOTAL:	$0	$2,208,320	$0	$2,208,320	$216,000

	Voluntary Termination		Involuntary Termination
Pin Tai	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 7/	$0	$1,548,000	$0	$1,548,000	$0
Accrued Obligations 2/	0	224,000	0	224,000	224,000
401(k) Matching	0	12,750	0	12,750	0
Benefits 3/
Group Life Insurance	0	2,160	0	2,160	0
Health Insurance	0	20,745	0	20,745	0
Long-Term Disability Insurance	0	972	0	972	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	715,861	0	715,861	0

TOTAL:	$0	$2,574,488	$0	$2,574,488	$224,000

1/	This amount is equal to the product of (i) three and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($2,060,000), and (y) the Highest Annual Bonus ($1,200,000).

2/

Accrued Obligations include (i) base salary through the date of termination, (ii) a pro-rata portion of the Highest Annual Bonus based on the number of days elapsed in the year of termination, and (iii) any accrued vacation pay. These Accrued Obligations are earned through the date of termination under the terms of the employment agreement that takes effect upon a change in control. They serve as compensation to the Named Executive Officers for services rendered during employment and not as severance or post-employment compensation. For the purposes of this table, only the pro-rata bonus as defined in the Control Agreements is included because all employees are generally entitled to accrued and unpaid salary and vacation upon termination. Further, it is probable that, had the hypothetical change in control and termination taken place on December 31, 2013, the pro-rata bonus would have been paid in lieu of, and not in addition to, the actual bonus, if any, paid to the Named Executive Officer for 2013 as would be reported in the “Summary Compensation Table” above.

3/

Amounts shown are based on the annual cost to Bancorp as of December 31, 2013, multiplied by three in the case of Mr. Cheng, by two and one-half in the case of Mr. Wu, and by two in the case of Mr. Chen, Mr. Wong, and Mr. Tai.

4/	This amount is equal to the product of (i) two and one-half and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($895,000), and (y) the Highest Annual Bonus ($356,000).
5/	This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($580,429), and (y) the Highest Annual Bonus ($264,000).
6/	This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($437,857), and (y) the Highest Annual Bonus ($216,000).
7/	This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($550,000), and (y) the Highest Annual Bonus ($224,000).

Equity Compensation in the

Event of a Change in Control

Assuming solely for the purposes of this proxy statement that a change in control occurred on the last business day of 2013 and the vesting of all options was accelerated and all restrictions on stock awards were terminated, the following table sets forth the estimated value for equity awards to the Named Executive Officers that would not otherwise have vested or been terminated but for the change in control:

Name	Stock Options – Accelerated Vesting	Restricted Stock – Accelerated Vesting 1/	Total
Dunson K. Cheng	$0	$3,200,383	$3,200,383
Peter Wu	0	1,441,228	1,441,228
Heng W. Chen	0	1,118,009	1,118,009
Irwin Wong	0	779,367	779,367
Pin Tai	0	902,751	902,751

1/	Consists of long-term restricted stock units, the value of which is based on the closing price of Bancorp’s common stock on December 31, 2013, which was $26.73 per share.

PROPOSAL TWO

ADVISORY (NON-BINDING) VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

Section 14A of the Exchange Act enables our stockholders to vote to approve, on a non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. Accordingly, we are presenting the following advisory proposal for stockholder consideration:

“RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement, is hereby APPROVED.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement. Your vote is advisory and shall not be binding upon the Board, and may not be construed as overruling a decision by the Board or the Compensation Committee, creating or implying any additional fiduciary duty by the Board or the Compensation Committee, or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Board and Compensation Committee will consider the voting results of this non-binding proposal when reviewing compensation policies and practices.

The CD&A and the tables and other disclosures under “Executive Compensation” describe our compensation philosophy and compensation actions taken with respect to 2013 compensation of our Named Executive Officers. We believe that our current executive compensation program directly links executive compensation to performance and aligns the interests of our executive officers with those of our stockholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADVISORY (NON-BINDING) PROPOSAL TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL THREE

VOTE ON THE FREQUENCY OF FUTURE ADVISORY (NON-BINDING) VOTES ON EXECUTIVE COMPENSATION

As described above in Proposal Two, our stockholders have the opportunity to cast an advisory vote on the compensation of our Named Executive Officers as disclosed in this proxy statement. Section 14A of the Exchange Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers. By voting on this Proposal Three, our stockholders may indicate whether they would prefer an advisory vote on executive compensation every year, every other year, or every three years, or they may abstain.

Upon consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is most appropriate, and recommends that you vote for a frequency of every year for future advisory votes on executive compensation. We believe that an annual advisory vote provides accountability and direct communication by enabling the vote to correspond to the information presented in the accompanying proxy statement for the annual stockholders’ meeting. Voting every other year or every three years, potentially covering all actions occurring between the votes, would make it difficult to create meaningful and coherent communication that the votes are intended to provide. We would not know whether the stockholder vote references the compensation for the year being reported or one of the previous years, making it more difficult to understand the implications of the vote.

Your vote is advisory and shall not be binding upon the Board, and may not be construed as overruling a decision by the Board or the Compensation Committee, creating or implying any additional fiduciary duty by the Board or the Compensation Committee, or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, our Board and Compensation Committee will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of every year, every other year, or every three years, or they may abstain.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE FREQUENCY OF FUTURE ADVISORY (NON-BINDING) VOTES ON EXECUTIVE COMPENSATION TO BE EVERY YEAR.

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2014 fiscal year. Although ratification is not legally required, we are submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal year 2014, the Audit Committee considered the firm’s qualifications and performance during fiscal years 2012 and 2013. In addition, the Audit Committee reviewed and approved audit and permissible non-audit services performed by KPMG in fiscal 2012 and 2013, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Bancorp’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG LLP are expected to attend the meeting and will have an opportunity to make a statement if they wish to do so. They may also respond to appropriate questions from stockholders or their representatives.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2014 FISCAL YEAR.

PRINCIPAL ACCOUNTING FEES AND SERVICES

KPMG audited our financial statements for the fiscal year ended December 31, 2013. The following table presents fees billed or to be billed for professional audit services rendered by KPMG for the audits of our annual financial statements for 2013 and 2012 and for other services rendered by KPMG.

	2013	2012
Audit Fees	$1,092,000 1/	$1,046,700 1/
Audit-Related Fees	62,897 2/	93,069 2/
Tax Fees	16,343 3/	5,776 3/
All Other Fees	0	0

Total Fees	$1,171,240	$1,145,545

1/

Audit fees consist of the aggregate fees of KPMG in connection with: (i) the audit of the annual consolidated financial statements, and (ii) the required review of the financial information included in our Quarterly Reports on Form 10-Q.

2/

Audit-related fees consist of professional services provided by KPMG Hong Kong in connection with the review of banking returns, review of internal controls, and other agreed upon procedures for the Hong Kong branch.

3/	Tax fees include tax compliance services provided by KPMG Hong Kong for the Hong Kong branch.

AUDIT COMMITTEE REPORT

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management Bancorp’s audited consolidated financial statements for the year ended December 31, 2013;

•

Discussed with Bancorp’s independent auditors the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter from Bancorp’s independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with such independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Audit Committee

Kelly L. Chan (Chairman)

Jane Jelenko

Ting Y. Liu

INCORPORATION OF CERTAIN INFORMATION

The information contained in this proxy statement under the captions “Audit Committee Report,” “Compensation Committee Interlocks and Insider Participation,” and “Compensation Committee Report” shall not be deemed to be incorporated by reference by any general statement that purports to incorporate this proxy statement by reference, or any part thereof, into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Bancorp expressly incorporates such information in such filing by reference. The information contained in this proxy statement under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be soliciting material or otherwise be deemed to be filed under the Securities Act or the Exchange Act, except to the extent that Bancorp requests that such information be treated as soliciting material or expressly incorporates such information in any such filing by reference. Neither the website of Bancorp at www.cathaygeneralbancorp.com nor the website of Cathay Bank at www.cathaybank.com is a part of or is incorporated into this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers and directors and persons who own more than 10% of our common stock timely file initial reports of ownership of common stock and other equity securities, and reports of changes in such ownership, with the SEC. We have instituted procedures to receive and review these insider reports. After a review of the insider reports, we believe that all required reports were timely filed during 2013, except as follows: Pin Tai, an executive officer, was late in filing a report on Form 3 relating to a restricted stock unit award made on May 17, 2013; and Perry Oei, an executive officer, was late in filing a Form 4 relating to the vesting and sale of restricted stock.

TRANSACTIONS WITH RELATED PERSONS,

PROMOTERS AND CERTAIN CONTROL PERSONS

Policies and Procedures Regarding Related Party Transactions

It is the policy of the Board that all related party transactions are subject to review and approval or ratification by Bancorp’s Audit Committee, except for those matters that the Board has delegated to other committees, that require approval of a majority of the independent directors or that are reserved for the full Board or for the Board of Directors of Cathay Bank by statute, charter, regulations, Nasdaq listing standards, bylaws, or otherwise. Extensions of credit by Cathay Bank to executive officers, directors, and principal stockholders of Bancorp and their related interests are subject to review and approval by the Board of Directors of Cathay Bank pursuant to section 22(h) of the Federal Reserve Act (12 U.S.C. 375b), as implemented by the Federal Reserve Board’s Regulation O (12 CFR part 215).

A related party transaction includes any transaction in which Bancorp or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect interest: (a) a person who is or was (since the beginning of the last fiscal year for which Bancorp has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director, or nominee for election as a director; (b) a greater than 5% beneficial owner of Bancorp’s common stock; or (c) an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone residing in such person’s home (other than a tenant or employee).

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Bancorp’s Code of Ethics. Under Bancorp’s Code of Ethics, directors, officers, and all personnel are expected to avoid and to promptly disclose any relationship, influence, or activity that would cause or even appear to cause a conflict of interest. All directors must abstain from any discussion or decision affecting their personal, business, or professional interests.

In determining whether to approve or ratify a related party transaction, the Audit Committee generally considers applicable laws and regulations and all relevant facts and circumstances and will take into account, among other factors it deems appropriate, whether the related party transaction is on terms not more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

These policies and procedures regarding related party transactions are reflected in the Audit Committee charter, our Code of Ethics, the Cathay Bank Regulation O Policy, and the Cathay Bank Code of Personal and Business Conduct, and have been approved by the Board.

Banking Transactions

Certain directors and officers of Bancorp or Cathay Bank, members of their families, and companies with which they are associated, have been customers of, and have had banking transactions with, Cathay Bank in the ordinary course of Cathay Bank’s business. Cathay Bank expects to continue such banking transactions in the future. All loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at Cathay Bank at the time for comparable loans with persons not related to Cathay Bank and, in the opinion of the management of Cathay Bank, did not involve more than a normal risk of collectability or present any other unfavorable features.

Indemnity Agreements

Bancorp’s bylaws provide for the indemnification by Bancorp of its agents, including its directors and officers, to the maximum extent permitted under Delaware law. Bancorp also has indemnity agreements with its directors and certain of its officers. These indemnity agreements permit Bancorp to indemnify an officer or director to the maximum extent permitted under Delaware law and prohibit Bancorp from terminating its indemnification obligations as to acts of any officer or director that occur before the termination. Bancorp believes the indemnity agreements assist it in attracting and retaining qualified individuals to serve as directors and officers of Bancorp. Bancorp’s certificate of incorporation also provides for certain limitations on the liability of directors, as permitted by Delaware law. The indemnification and limitations on liability permitted by the certificate of incorporation, bylaws, and the indemnity agreements are subject to the limitations set forth by Delaware law.

CODE OF ETHICS

Bancorp has adopted a Code of Ethics for Senior Financial Officers that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and which is available at www.cathaygeneralbancorp.com. Stockholders may obtain a free copy by written request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, CA 91731, Attention: Investor Relations.

If Bancorp makes any substantive amendments to its Code of Ethics for Senior Financial Officers or grants any waiver, including any implicit waiver, from a provision of the Code to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, it will disclose the nature of such amendment or waiver in a report on Form 8-K.

COMMUNICATIONS WITH BOARD OF DIRECTORS

The Board has an established a process for stockholder communications. Stockholders may send communications to the Board or any individual director by mail addressed to: Board of Directors, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731. Communications addressed to the Board will be reviewed by the Assistant Secretary of

Bancorp and directed to the Secretary, the Chairman of the Board, or the Lead Independent Director, as appropriate, for further review and distribution to certain or all members of the Board. Communications addressed to individual directors will be forwarded directly to them.

AVAILABILITY OF ANNNUAL REPORT ON FORM 10-K AND PROXY STATEMENT

On the written request of any stockholder of record as of April 1, 2014, Bancorp will furnish, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2013, including financial statements, schedules, and lists of exhibits, and any particular exhibit specifically requested. Requests should be addressed to Monica Chen, Assistant Secretary, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, telephone number, (626) 279-3286.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

Under Bancorp’s bylaws, nominations for election to the Board and proposals for other business to be transacted by Bancorp stockholders at an annual meeting of stockholders may be made by a stockholder (as distinct from Bancorp) only if the stockholder is entitled to vote at the meeting and has given Bancorp’s Secretary timely written notice that complies with the notice requirements of the bylaws. In addition, business other than a nomination for election to the Board must be a proper matter for action under Delaware law and Bancorp’s certificate of incorporation and bylaws. Among other requirements, the written notice must be delivered to Bancorp’s Secretary at Bancorp’s principal executive office located at 777 North Broadway, Los Angeles, California 90012, by no earlier than February 17, 2015, or later than March 19, 2015, based on the expected date of the scheduled annual meeting being May 18, 2015. However, if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the notice, to be timely, must be so delivered or received by the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Separate and apart from the required notice described in the preceding paragraph, rules promulgated by the SEC under the Exchange Act entitle a stockholder in certain instances to require Bancorp to include that stockholder’s proposal (but not that stockholder’s nominees for director) in the proxy materials distributed by Bancorp for its next annual meeting of stockholders. Any stockholder of Bancorp who wishes to present a proposal for inclusion in Bancorp’s 2015 proxy solicitation materials must: (i) set forth the proposal in writing; (ii) file it with Bancorp’s Secretary on or before December 11, 2014, or if the date for the 2015 annual meeting is before April 12, 2015, or after June 11, 2015, then such stockholder must file it with Bancorp’s Secretary at a reasonable time before the printing and mailing of the proxy statement for the 2015 annual meeting of stockholders; and (iii) meet the other requirements for inclusion contained in the SEC’s stockholder proposal rules.

By Order of the Board of Directors,

Perry Oei

Secretary

Los Angeles, California

April 10, 2014

777 NORTH BROADWAY LOS ANGELES, CALIFORNIA 90012

GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. 0 CATHAY GENERAL BANCORP Proxy for the Annual Meeting of Stockholders, May 12, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CATHAY GENERAL BANCORP Dunson K. Cheng, Peter Wu, and Anthony M. Tang, or any of them, with full power of substitution, are hereby appointed as proxy holders and authorized to represent and to vote as designated on the reverse the undersigned’s shares of Cathay General Bancorp common stock at the Annual Meeting of Stockholders to be held at 9650 Flair Drive, El Monte, California 91731, at 5:00 p.m., local time, on May 12, 2014, and at any adjournments or postponements thereof. This proxy card when properly executed will be voted in the manner directed by you. If you return this proxy card without voting instructions, then the proxy holders will vote your shares according to the recommendations of the Board of Directors. (Continued and to be signed on other side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF CATHAY GENERAL BANCORP May 12, 2014 PROXY VOTING INSTRUCTIONS TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote by phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date, and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2014. Cathay General Bancorp’s Proxy Statement and Annual Report for the year ended December 31, 2013, are also available electronically at www.cathaybank.com/cathay-general/annual-meeting-materials Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone. 00000333303004030000 5 051214 PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 10, 2014. Please sign, date, and return this proxy card even if you intend to be present at the Annual Meeting. This proxy may be revoked as set forth in the accompanying Proxy Statement, and the shares may be voted by the holder at the Annual Meeting. PLEASE MARK, THEN SIGN AND DATE THIS PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. The Board recommends a vote FOR each of the Director nominees listed below in Proposal 1, a vote FOR Proposals 2 and 4, and a vote for EVERY YEAR in Proposal 3. 1. Election of Class III directors to serve until the 2017 Annual Meeting of Stockholders and their successors have been elected and qualified FOR AGAINST ABSTAIN Nelson Chung Felix S. Fernandez Patrick S.D. Lee Ting Y. Liu FOR AGAINST ABSTAIN 2. Advisory vote to approve executive compensation EVERY EVERY EVERY OTHER THREE YEAR YEAR YEARS ABSTAIN 3. Advisory vote on the frequency of future advisory votes on executive compensation FOR AGAINST ABSTAIN 4. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for 2014 Other Business. 5. The proxy holders are authorized to consider and vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF CATHAY GENERAL BANCORP MAY 12, 2014 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2014 Cathay General Bancorp’s Proxy Statement and Annual Report for the year ended December 31, 2013 are also available electronically at www.cathaybank.com/cathay-general/annual-meeting-materials Please sign, date, and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00000333303004030000 5 051214 PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 10, 2014. Please sign, date, and return this proxy card even if you intend to be present at the Annual Meeting. This proxy may be revoked as set forth in the accompanying Proxy Statement, and the shares may be voted by the holder at the Annual Meeting. PLEASE MARK, THEN SIGN AND DATE THIS PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The Board recommends a vote FOR each of the Director nominees listed below in Proposal 1, a vote FOR Proposals 2 and 4, and a vote for EVERY YEAR in Proposal 3. 1. Election of Class III directors to serve until the 2017 Annual Meeting of Stockholders and their successors have been elected and qualified FOR AGAINST ABSTAIN Nelson Chung Felix S. Fernandez Patrick S.D. Lee Ting Y. Liu FOR AGAINST ABSTAIN 2. Advisory vote to approve executive compensation EVERY EVERY EVERY OTHER THREE YEAR YEAR YEARS ABSTAIN 3. Advisory vote on the frequency of future advisory votes on executive compensation FOR AGAINST ABSTAIN 4. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for 2014 Other Business. 5. The proxy holders are authorized to consider and vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.